ALZA Plaza
                                                       Building One

                                                    EXHIBIT 10.11

                              THE SYMBOL "**" IS USED TO INDICATE
                   THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED
                         AND FILED SEPARATELY WITH THE COMMISSION


                        ALZA CORPORATION

             LEASE AGREEMENT DATED SEPTEMBER 1, 1997

                         (BUILDING ONE)

     THIS LEASE, made this 1st day of September, 1997, between P/A CHARLESTON ROAD LLC, a California limited liability company, ("Landlord"), and ALZA CORPORATION, a Delaware corporation, ("Tenant", with Landlord and Tenant sometimes collectively referred to herein as the "Parties").

                           WITNESSETH:

     Landlord hereby leases to Tenant and Tenant hereby hires and takes from Landlord those certain premises (the "Premises") as so identified on Exhibit A, attached hereto and incorporated herein by this reference thereto more particularly described as follows:
  All of that certain building (hereinafter sometimes referred to as the "Building" or "Building One") to be constructed in accordance with the Construction Agreement between Landlord and Tenant dated as of September 1, 1997 (the "Construction Agreement") and the land exclusively associated with Building One as so identified on Exhibit A to be located at Amphitheatre Parkway and Charleston Road, Mountain View, California, 94043. The entire single unsubdivided parcel of land (the "Parcel"), of which the Premises is a part, is so identified on Exhibit A. The on and off-site improvements, building shell and interior improvements shall be constructed by Tenant in accordance with the shell specifications, site improvement specifications, and interior improvement specifications as are now or hereafter set forth in, attached to, or approved in accordance with the terms of the Construction Agreement. Upon completion of the "Shell Improvements" associated with the Premises (as defined in the Construction Agreement), the Architect for the Shell Improvements shall measure said Building in accordance with the applicable provisions of the Construction Agreement and the square footage shall be shown on the lease commencement letter in the general form of Exhibit D to be executed by the parties hereto on or prior to the Commencement Date of this Lease (the "Lease
  Commencement Letter"). Upon construction of the "Interior Improvements" of the Premises (as defined in the Construction Agreement), a plan reflecting the configuration of the same shall be attached as Exhibit B hereto and incorporated herein by this reference.

     It is understood that the formal address for the Building will be assigned by the City of Mountain View (the "City") some time after issuance of a building permit for the Building. The address for the Building as so assigned by the City, shall be reflected in the Lease Commencement Letter.

     As used herein the "Complex" shall mean and include all of the Parcel as so identified on Exhibit A, attached hereto, and all of the buildings, improvements, fixtures and equipment now or hereafter situated on the Parcel. It is currently envisioned by the Parties that there will be three occupiable multi-story buildings constructed on the Parcel, which are currently anticipated to be in the aggregate a minimum of approximately 300,000 square feet and a maximum of approximately 360,000 square feet (collectively referred to herein as the "Three Buildings" and individually as "Building One", "Building Two" and "Building Three"). As neither the specific design or size of any or all of the Three Buildings has been approved by the City, any description of the location, size or design of the Building or of the Three Buildings is necessarily only an approximation, and the Parties agree to amend this Lease if necessary or appropriate to reflect the final description of the location, size or design of the Three Buildings as ultimately approved by the Parties and the City. Tenant, as provided in the Construction Agreement, is obligated to exercise due diligence to seek to obtain the approval by the City for the development of an aggregate of at least 300,000 square feet for all three Buildings.

     Said letting and hiring is upon and subject to the terms, covenants and conditions hereinafter set forth and as set forth in the Construction Agreement, and Tenant covenants as a material part of the consideration for this Lease to perform and observe each and all of said terms, covenants and conditions. This Lease is made upon the conditions of such performance and observance.

     For convenience, attached hereto is an Index of Defined
Terms which identifies the Paragraph or other location where various defined terms are defined in this Lease, with all such defined terms being initially capitalized.

1. USE. ALZA Corporation("ALZA"), or an affiliate of ALZA ("ALZA Affiliate" as further defined in Paragraph 47C hereof), as Tenant, under this Lease shall have the right to use the Premises for any lawful use; in the event this Lease is assigned to any person other than an ALZA Affiliate (an "Unaffiliated Assignee"), such Unaffiliated Assignee, as Tenant, may use the Premises for any or all of the following uses: office uses (including executive, administrative or professional offices), research and development uses (including laboratories and pilot production), and any particular uses associated with companies engaged in biotechnology research or production (including bio-research and pharmaceutical uses), companies engaged in the design, research or development (including pilot manufacturing) of computer or electronics hardware, and companies engaged in the design, research or development or manufacturing of computer or electronics software, provided such purpose and/or use is in conformance with applicable governmental laws, regulations, rules and ordinances. Landlord will not unreasonably withhold its approval to any other use requested by Tenant, provided such use is not inappropriate as a use in the Complex. Tenant shall not do or permit to be done in or about the Premises (or to the extent within Tenant's control, the Complex) nor bring or keep or permit to be brought or kept in or about the Premises (or to the extent within Tenant's control, the Complex) anything which is prohibited by or will in any way increase the existing rate of (or otherwise adversely affect) fire or any insurance covering the Complex or any part thereof, or any of its contents, or will cause a cancellation of any insurance covering the Complex or any part thereof, or any of its contents, except to the extent that Landlord or Tenant, upon notice thereof, is able to arrange for the continuation or replacement of such insurance coverage, with any increased costs of such continued or replacement insurance to be paid exclusively by Tenant. Tenant shall not do or permit to be done anything in, on or about the Premises or the Complex which will in any way unreasonably obstruct or interfere with the rights of other tenants or occupants of the Complex or injure or unreasonably annoy them, or use or allow the Premises to be used for any improper, immoral, or unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises or the Complex. No sale by auction shall be permitted on the Premises. Tenant shall not place any loads upon any floors, walls, or ceilings of the Building which endanger the structure, or place any harmful fluids or other materials in the drainage system of the Building or the Common Area, or overload the Building's electrical or other mechanical systems without first obtaining Landlord's consent and, at Tenant's sole cost and expense, upgrading such electrical and/or mechanical systems to accommodate such enhanced uses. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Building or on any portion of the Common Area of the Complex, except in trash containers placed inside exterior enclosures approved by Landlord (which approval is waived if ALZA and/or any ALZA Affiliates is then the Tenant under each of the Three Leases) for that purpose or inside of the Building proper in areas designated for such purpose. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain outside the Building, except in screened storage areas approved by Landlord (which approval is waived if ALZA and/or any ALZA Affiliates is then the Tenant under each of the Three Leases). Tenant may install antennas, satellite dishes, supplemental air conditioning, emergency generators, and other equipment on the roof of the Building (or Landlord approved screened area adjacent to the Building or in the Common Area), provided (i) if on the roof, Tenant obtains a written statement from a structural engineer approving the location of such equipment and stating that the weight of such equipment will not damage the roof and/or structural aspects of the Building and
(ii) said equipment is properly screened from view and provided Tenant first obtains, at its expense, all required governmental approvals for the same and provided Tenant, immediately upon such installation, repairs any and all such damage resulting from said installation. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises. No loudspeaker or other device, system or apparatus which can be heard outside the Premises shall be used in or at the Premises without the prior consent of Landlord (which approval is waived if ALZA and/or any ALZA Affiliates is then the Tenant under each of the Three Leases). Tenant shall not commit or suffer to be committed any waste in or upon the Premises. Tenant shall indemnify, defend and hold Landlord harmless against any loss, expense, damage, reasonable attorneys' fees, or liability arising out of failure of Tenant to comply with any applicable law relating to Tenant's use of the Premises or with which Tenant is otherwise obligated to comply under the terms of this Lease. Tenant shall comply with any covenant, condition, or restriction ("CC&R's") affecting the Premises (if any), with the parties acknowledging that currently there are no CC&R's, and if Landlord in the future seeks to adopt any CC&R's, such adoption of CC&R's shall be subject to the same standards as apply herein to the adoption by Landlord of Rules and Regulations pursuant to Paragraph 5 hereof. The provisions of this Paragraph are for the benefit of Landlord only and shall not be construed to be for the benefit of any tenant or occupant of the Premises or the Complex.

2.   TERM.
     A. Initial Term. The initial Term ("Initial Term") of this Lease shall be for a period of FIFTEEN (15) years (unless commenced early or sooner terminated or extended as hereinafter provided) and, as provided in Paragraphs 2B and 2C, shall commence on the Lease Commencement Date as defined in Paragraph 2B below and terminate fifteen (15) years later following the Rent Commencement Date as defined in Paragraph 2B below. The Initial Term, as it may be extended by the subsequent exercise of the First Option to Extend or the Second Option to Extend as provided herein, is referred to herein as the "Lease Term".

     B. Lease Commencement Date and Rent Commencement Date. Subject to Paragraph 2C below relating to any Early Occupancy Period (which may result in the acceleration of the Lease Commencement Date so as to precede the Rent Commencement Date), possession of the Premises shall be deemed tendered and the Initial Term of this Lease shall commence (the "Lease Commencement Date") on the Rent Commencement Date. The "Rent Commencement Date" is defined in Section 1.K of the Construction Agreement and is to be the earlier of:

          (i) eighteen (18) months (the "Agreed Construction
     Period") following the earlier of the following dates
     (regardless of whether or not Tenant has completed the Shell
     Improvements or Interior Improvements as set forth in the Construction Agreement):

               (a) the date that Tenant obtains from the City of Mountain View a Planned Community Permit (the "PCP Permit") permitting Tenant to proceed generally thereafter with seeking the issuance of building permits for the construction of Buildings One, Two and Three (but the issuance of a building permit is not a condition to the commencement of the Agreed Construction Period), or

               (b) the date of October 31, 1997 (the "Outside
          Date") subject to the right of Landlord to extend such Outside Date pursuant to Section 2.C of the Construction Agreement; or

          (ii) the Substantial Completion (as defined in Section
     1.J of the Construction Agreement) of the Shell Improvements and Interior Improvements for the Building.

The Agreed Construction Period shall be subject to extension as provided in the Construction Agreement only for (x) Damage Delays as defined in Section 1.M of the Construction Agreement (with Damage Delays being confined therein to delays in construction of the Shell Improvements or Interior Improvements occasioned by any damage or destruction occurring during the course of construction where the estimated cost of repair or restoration equals or exceeds One Million Dollars per occurrence), (y) Landlord Delays as defined in Section 1.N of the Construction Agreement (with Landlord Delays being confined therein to delays in construction of the Shell Improvements or Interior Improvements caused by the failure of Landlord either to timely make any payment of the Improvement Allowance (as defined in the Construction Agreement), or to timely approve or execute any reasonably appropriate plans and specifications, working drawings, permits, utility easements or other related documents which Landlord is responsible for approving or executing under the provisions of the Construction Agreement) or (z) Weather Delays as defined in Section 1.O of the Construction Agreement (with Weather Delays being confined therein to delays in construction of the Shell Improvements or Interior Improvements caused by abnormally adverse weather conditions (compared to the average seasonal weather conditions experienced in Mountain View, California during the relevant period of construction) in the nature of abnormal rains (and any resultant flooding) such as might occur due to an el nino, provided that there shall not be considered to be any Weather Delay unless the aggregate affect of all Weather Delays (excluding average seasonal weather conditions) are reasonably estimated to have delayed the completion of construction of the Shell Improvements or Interior Improvements by a period in excess of thirty (30) calendar days), but the Agreed Construction Period shall not otherwise be subject to extension regardless of the status of the completion of the Shell Improvements or Interior Improvements at the end of the Agreed Construction Period and regardless of whether the actual construction period exceeded the Agreed Construction Period. As provided in Section 2.C of the Construction Agreement, either Landlord or Tenant shall have certain rights as set forth in the Construction Agreement to terminate this Lease upon written notice to the other within five
(5) business days after the Outside Date (as such date may be extended by Landlord pursuant to Section 2.C of the Construction Agreement), if the City Council of the City of Mountain View, California fails to finally approve and cause the issuance by the City of Mountain View of the PCP Permit in satisfaction of the requirements set forth in Section 1.K of the Construction Agreement (which Section 1.K sets forth the standards for acceptability of the PCP Permit) on or before the Outside Date (as such Outside Date may have been extended by Landlord). The Lease Commencement Date shall be the earlier of (i) the Rent Commencement Date or (ii) the date of commencement of any Early Occupancy Period as provided in Paragraph 2C below. The Rent Commencement Date for this Lease is scheduled to be the same as the respective rent commencement date of the lease for Building Two (the "Building Two Lease") and the lease for Building Three (the "Building Three Lease", with this Lease and the Building Two Lease and the Building Three Lease sometimes referred to herein as the "Three Leases"). The Rent Commencement Date (and Tenant's obligation to pay Rent beginning on the Rent Commencement Date) shall not be extended due to any delay beyond the Outside Date (as such date may be extended by Landlord pursuant to Section 2.C of the Construction Agreement), related to the issuance of the PCP Permit (or any delay in construction emanating therefrom) or the status of completion of construction as of the Rent Commencement Date, but the Rent Commencement Date shall in any instance only remain subject to possible delay as provided in
Section 9 of the Construction Agreement for Damage Delays, Landlord Delays or Weather Delays. If this Lease is terminated as provided in the Construction Agreement, Tenant shall have no further right to the Premises leased hereunder and Landlord shall be free to lease the Premises to a third party without any obligation, of any type whatsoever, to Tenant under this Lease. It is agreed in the event this Lease commences on a date other than the first day of any calendar month, the Lease Term will be extended to account for the number of days in the partial month. The Basic Rent during the resulting partial month will be pro-rated (for the number of days in the partial month) at the Basic Rent rate scheduled for the projected first month of the term of the Lease.
     C. Early Occupancy Period. In the event a portion of the Premises are available for Tenant's occupancy prior to the Rent Commencement Date, Tenant may occupy such portion of the Premises and in such event, (i) subject to the terms of this Paragraph, the Premises shall instead be deemed tendered and the term of the Lease shall instead begin on such early occupancy date (with such early occupancy date thereupon becoming the Lease Commencement Date and the period between such early occupancy date and the Rent Commencement Date being referred to as the "Early Occupancy Period"), (ii) Tenant shall be responsible for paying all Additional Rent expenses for the entire Premises and otherwise complying with the terms of this Lease during the Early Occupancy Period, (iii) Tenant shall be responsible for the prorata share of Basic Rent reasonably allocable on a useable square footage basis to such portion of the Premises during the Early Occupancy Period, but the Rent Commencement Date as to the entire Premises shall remain unchanged, and (iv) the maximum term of the Second Option to Extend shall be reduced by the number of days of such Early Occupancy Period. Notwithstanding clause (iii) above, if Tenant so occupies more than fifty percent of the useable square footage area of the Building prior to what would otherwise be the Rent Commencement Date hereunder, then the Rent Commencement Date shall be deemed to have occurred as to the entire Premises on the date that Tenant so occupies more than fifty percent of the useable square footage area of the Building.

3.   POSSESSION - NOT APPLICABLE DUE TO FIXED LEASE COMMENCEMENT
DATE

4. RENT. The term Rent or Rental, as either may be used hereunder, shall consist of (i) Basic Rent, as defined within Paragraph 4A below, (ii) Additional Rent, as defined within Paragraph 4E below and (iii) any Management Fee to the extent then applicable hereunder, as defined within Paragraph 4D below. In any instance where "Rent" or "Rental" is used in place of "Basic Rent" or "Additional Rent", it shall be understood that "Rent" or "Rental" includes "Basic Rent", "Additional Rent" and "Management Fee".

     A.   Basic Rent.   It is understood that Tenant, as of the
Lease Commencement Date, is leasing from Landlord, under three separate lease agreements, the Three Buildings which are currently anticipated to be in the aggregate a minimum of approximately 300,000 square feet and a maximum of approximately 360,000 square foot, but with the exact size of each of the Three Buildings being undetermined as of this date. The scheduled monthly Basic Rent during the first year of the Initial Term for this Lease following the Rent Commencement Date shall be a number equal to ** percent (**%) per annum of the total agreed Land Value of $** and the Improvement Allowance (as provided for in
Section 3.F of the Construction Agreement, which provides for an initial Improvement Allowance of $** and an additional Improvement Allowance of up to $**, collectively referred to herein as the "Total Improvement Allowance"), divided by the total square footage of all Three Buildings (calculated in the manner provided in the Construction Agreement), multiplied by the total square footage of the Building leased hereunder (calculated in the manner provided in the Construction Agreement), divided by twelve. For example: If the Total Improvement Allowance is $** (the initial Improvement Allowance of $** plus the entire additional Improvement Allowance of $** as provided in the Construction Agreement) and the total square footage of all Three Buildings is 360,000 square feet and the Building under this Lease is 120,000 square feet, the monthly Basic Rent during the first twelve months of the Initial Term following the Rent
Commencement Date shall be $       **.  The initial Basic Rent
for this Lease shall be established once the following is determined: (i) exact size of each of the Three Buildings; and
(ii) the exact amount of the Total Improvement Allowance used by Tenant. After the information identified in (i) and (ii) above is known and agreed to by the Parties hereto, the initial Basic Rent for this Lease shall be memorialized in the Lease Commencement Letter. Notwithstanding anything to the contrary herein, if the square footages of the Building or of Building Two or Building Three is not reasonably determinable as of the Rent Commencement Date, then in such instance Tenant shall be obligated with respect to the period from the Rent Commencement Date to the date that such square footages of the Building and of Building Two and Building Three are reasonably determinable, to pay estimated Base Rent under this Lease based on an amount equal to one-third of the aggregate Base Rent that would become due upon the respective Rent Commencement Date under all Three Leases, with the Base Rent to be retroactively recalculated under this Lease once the respective square footages of the Building and of Building Two and Building Three are so determined (with any amount of overpayment or underpayment of Base Rent to be credited by Landlord to Tenant or paid by Tenant to Landlord promptly thereafter).

     On each anniversary of the Rent Commencement Date during the Initial Term, the monthly Basic Rent shall increase by the amount of $** per square foot per month and said increase shall be shown in the Lease Commencement Letter.

     Tenant agrees to pay to Landlord at such place as Landlord may designate without deduction, offset, prior notice, or demand, and Landlord agrees to accept as "Basic Rent" for the Lease
Premises the total sum due under the Lease.

     B. Time for Payment. Full monthly Basic Rent, Management Fee and Additional Rent (as scheduled by Landlord) is due in advance on the first day of each calendar month. In the event that the Lease Commencement Date occurs on a date other than the first day of a calendar month, on the Lease Commencement Date Tenant shall pay to Landlord Management Fee and Additional Rent for the period from such Lease Commencement Date to the first day of the next succeeding calendar month that proportion of the monthly Management Fee and Additional Rent hereunder for the number of days between the Lease Commencement Date and the first day of the next succeeding calendar month. In the event that the Rent Commencement Date occurs on a date other than the first day of a calendar month, on the Rent Commencement Date Tenant shall pay to Landlord Basic Rent for the period from such Rent Commencement Date to the first day of the next succeeding calendar month that proportion of the monthly Basic Rent hereunder for the number of days between the Rent Commencement Date and the first day of the next succeeding calendar month. In the event that the Lease Term for any reason ends on a date other than the last day of a calendar month, on the first day of the last calendar month of the Lease Term, Tenant shall pay to Landlord as Basic Rent, Management Fee and Additional Rent for the period from said first day of said last calendar month to and including the last day of the Lease Term that proportion of the monthly Basic Rent, Management Fee and Additional Rent hereunder for the number of days between said first day of said last calendar month and the last day of the Lease Term.

     C. Late Charge and Interest on Rent in Default. Notwithstanding any other provision of this Lease, if any installment of Basic Rent, Management Fee and/or Additional Rent (collectively "Rent") is not received by Landlord from Tenant within nine (9) calendar days after the same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to ten percent (10%) of the amounts due and not so paid.
In no event shall this provision for a late charge be deemed to grant Tenant a grace period or extension of time within which to pay any Rent installment as set forth in this Paragraph 4 or to prevent Landlord from exercising any right or remedy available to Landlord upon Tenant's failure to pay each Rent installment due under this Lease when due. If any Rent remains delinquent for a period in excess of nine (9) calendar days, then, in addition to such late charge, Tenant shall pay to Landlord interest on any Rent that is not so paid from said ninth day at the rate of Bank of America's Prime Rate (or equivalent rate) plus five percent (5%) per annum on the unpaid amount, but in no event greater then the maximum rate of interest permitted by applicable law, until paid in full.

     D. Management Fee. Subject to the provisions of this Paragraph 4D and Paragraph 19, Tenant shall pay to Landlord, in addition to the Basic Rent and Additional Rent, a management fee ("Management Fee") on a monthly basis equal to three percent (3%) of the Basic Rent and any scheduled Additional Rent payable to Landlord for such month, with such Management Fee to be payable throughout the Lease Term (including during either the First Extension Term or the Second Extension Term (collectively referred to as the "Extended Term(s)")).

     The above requirement for a Management Fee is waived during the time ALZA or an ALZA Affiliate is the Tenant under this Lease, provided, however, that in the event a portion or all of the Premises is sublet by ALZA or an ALZA Affiliate to an unaffiliated third party, Tenant as sublandlord shall require the subtenant to pay to Tenant a Management Fee equal to three percent (3%) of the rental payable by the subtenant under the sublease with respect to the sublet Premises (which Management Fee shall be considered in the calculation of any Excess Rent payable by Tenant to Landlord pursuant to Paragraph 19 hereof) . If the Lease is assigned (voluntarily or involuntarily) to any Unaffiliated Assignee, said Unaffiliated Assignee, as Tenant, shall be liable for the payment of the Management Fee as noted above. The Management Fee following an assignment to an Unaffiliated Assignee shall be calculated as stated in the preceding paragraph.

     E. Additional Rent. Except as provided in the Construction Agreement relating to the period prior to the Lease Commencement Date, beginning on the Lease Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord or to Landlord's designated agent or, if so directed by Landlord, to the governmental agency, public utility, or other third party entitled to receive such payment, in addition to the Basic Rent and Management Fee and as Additional Rent the following:

          (a) Tenant's proportionate share of all Taxes relating to the Complex as set forth in Paragraph 12, and

          (b) Tenant's proportionate share of all insurance premiums relating to the Complex, as set forth in Paragraph 15, and

          (c) Tenant's proportionate share (or as otherwise reasonably determined by Landlord) to the extent applicable, of expenses for the operation, maintenance and repair of the Building, and as set forth in Paragraph 10, of the Common Area of the Complex (including, if this Lease relates to less than all of the Building, the common areas of the Building), and

          (d) All charges, costs and expenses which Tenant is required to pay hereunder, together with all interest and penalties, costs and expenses, including reasonable attorneys' fees and legal expenses, that may accrue thereon in the event of Tenant's failure to pay such amounts, and all damages, reasonable costs and expenses which Landlord may incur by reason of default of Tenant (pursuant to Paragraph 22 of this Lease, i.e. Tenant has received notice of a default under this Lease and the applicable cure period has expired and Tenant has not then cured such default) or failure on Tenant's part to comply with the terms and conditions of this Lease.

     In the event of nonpayment by Tenant of Additional Rent, Landlord shall have all the rights and remedies with respect thereto as Landlord has for nonpayment of Basic Rent.

     Notwithstanding anything to the contrary in the definition of Additional Rent as set forth in this Paragraph 4E or Paragraph
10, Additional Rent shall not include any of the following:
          (1)  Any ground or underlying lease rental;

          (2) Bad debt expenses and interest, principal, points and fees on debts, bad debt expenses or amortization on any mortgage or other debt instrument encumbering the Building or the Complex;

          (3) Costs incurred by Landlord for repair of damage to the Complex to the extent Landlord is reimbursed by insurance proceeds or by third parties (including third party tenants);

          (4) Depreciation on the Premises, amortization and interest (on loans Landlord may have against the Premises), except on equipment, materials, tools, supplies and vendor-type equipment purchased by any party to enable that party to supply services that party might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party's services, all as determined in accordance with generally accepted accounting principles;

          (5) Subject to Landlord's rights under Paragraph 21, advertising and promotional expenditures, and costs of signs in or on the Complex identifying other third party tenants, unless such expenditure is related to damage caused by Tenant or a default by Tenant;

          (6) Except as otherwise provided in this Lease, marketing costs, including leasing commissions, attorneys' fees, space planning costs, and other costs and expenses incurred in connection with lease negotiations;

          (7) Except as otherwise provided in this Lease, costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for other third party tenants or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for other third party tenants;

          (8) Costs incurred due to the violation by Landlord or other third party tenants of the terms and conditions of any lease of space in the Complex which lease is not related to this Building and which costs incurred are not related to Tenant hereunder.

     The Additional Rent due hereunder shall be paid to Landlord or Landlord's agent (i) within ten (10) days for Taxes and Property Insurance (to the extent such Taxes or Property Insurance shall be payable to the applicable taxing authority within thirty (30) days after the date of presentation of such invoice) and within thirty (30) days for all other Additional Rent items, after presentation of invoice from Landlord or Landlord's agent setting forth such Additional Rent and/or (ii) at the option of Landlord (except with respect to Taxes and Property Insurance), Tenant shall pay to Landlord monthly, in advance, Tenant's pro rata share of an amount estimated by Landlord to be Landlord's approximate average monthly expenditure for such Additional Rent items, which estimated amount shall be reconciled within one hundred twenty (120) days after the end of each calendar year, or more frequently if Landlord elects to do so at Landlord's sole and absolute discretion, as compared to Landlord's actual expenditure for said Additional Rent items, with Tenant paying to Landlord, upon demand, any amount of actual expenses expended by Landlord in excess of said estimated amount, or Landlord refunding to Tenant (provided Tenant is not in default in the performance of any of the terms, covenants and conditions of this Lease) any amount of estimated payments made by Tenant in excess of Landlord's actual expenditures for said Additional Rent items. Within sixty (60) days after receipt of Landlord's written reconciliation together with supporting documentation, Tenant shall have the right, at Tenant's sole expense, to commence a review and/or audit, at a mutually convenient time at Landlord's office, of Landlord's records relating to the foregoing expenses. Any audit must be conducted by Tenant or an independent nationally recognized accounting firm that is not being compensated by Tenant or other third party on a contingency fee basis. If an audit (not a review) reveals that Landlord has overcharged Tenant, the amount overcharged shall be credited to Tenant's account within sixty (60) days after the audit is concluded.

     The respective obligations of Landlord and Tenant under this Paragraph 4 shall survive the expiration or other termination of the Lease Term, and if the Lease Term shall expire or shall otherwise terminate on a day other than the last day of a calendar year, the actual Additional Rent incurred for the calendar year in which the Lease Term expires or otherwise terminates shall be determined and settled on the basis of the statement of actual Additional Rent for such calendar year and shall be prorated in the proportion which the number of days in such calendar year preceding such expiration or termination bears to 365.

     F. Place of Payment of Basic Rent, Management Fee and Additional Rent. All Rent hereunder and all payments hereunder for Additional Rent which are to be paid to Landlord shall be paid to Landlord at a Bank of America Lock Box address to be designated by written notice from Landlord to Tenant prior to the Lease Commencement Date (and which address shall be confirmed in the Lease Commencement Letter) or to such other person or to such other place as Landlord may from time to time designate in writing.

     G. Security Deposit. Subject to the provisions herein, as long as ALZA or an ALZA Affiliate is the Tenant under this Lease, Tenant shall not be required to deposit with Landlord a security deposit ("Security Deposit") under this Lease; however, Landlord shall require a Security Deposit in an amount equal to two times the last month's Basic Rent in this Lease in the event this Lease is assigned to an Unaffiliated Assignee and ALZA is released from liability for said Lease, in which case, said sum shall be held by Landlord as a Security Deposit for the faithful performance by Tenant of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provision of this Lease and such default is not cured within any applicable cure period, including, but not limited to, the provisions relating to the payment of Rent or any other monetary sums due hereunder, Landlord may (but shall not be required to) use, apply or retain all or any part of this Security Deposit for the payment of such amount in default, or any other amount which Landlord may spend by reason of Tenant's default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in the amount sufficient to restore the Security Deposit to its original amount. Tenant's failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep this Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such Deposit. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to the last party recognized by Landlord as Tenant hereunder (or at Landlord's option, to the last assignee of Tenant's interest hereunder) at the expiration of the Lease Term and after Tenant has vacated the Premises. In the event of termination of Landlord's interest in this Lease, Landlord shall transfer the Security Deposit to Landlord's successor in interest whereupon Tenant agrees to release Landlord from liability for the return of such Deposit or the accounting therefor.

     Notwithstanding the above, Tenant shall have the right, at Tenant's sole election, to substitute for one-half of the cash Security Deposit to be held by Landlord, an irrevocable letter of credit, drawn upon an institutional lender reasonably acceptable and accessible to Landlord in form and content reasonably satisfactory to Landlord and for a term equal to at least one year (with the letter of credit required to be renewed or replaced by Tenant so as to be available to be drawn on at any time during the Lease Term plus a period of sixty (60) days). Said financial institution must agree that the presentment for demand may be made in at least one of the following locations:
San Jose, Santa Clara, San Francisco or Palo Alto, California. Such irrevocable letter of credit shall be renewed by the issuer (or replaced with a similarly qualifying letter of credit reasonably acceptable to Landlord) at least twenty (20) days prior to the expiration date thereof from time to time during the Lease Term, and shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant. If, for any reason, Tenant fails to cause the irrevocable letter of credit to be so renewed or replaced at least twenty (20) days prior to its expiration date, Landlord shall have the right to immediately draw upon the letter of credit in full and hold the proceeds thereof as a cash Security Deposit hereunder. If Tenant has theretofore funded the Security Deposit entirely in cash, one half of the cash Security Deposit held by Landlord shall be refunded to Tenant upon Landlord's receipt of an acceptable
irrevocable letter of credit.   If Tenant defaults with respect
to any provisions of this Lease and such default is not cured within any applicable cure period, including but not limited to provisions relating to the payment of Rent, Landlord may (but shall not be required to) draw down on the irrevocable letter of credit for payment of any sum which Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant's default. Landlord and Tenant acknowledge that such irrevocable letter of credit will be treated as if it were a cash Security Deposit, and such irrevocable letter of credit may be drawn down upon by Landlord in the amount then due to Landlord upon demand and presentation of evidence of the identity of Landlord to the issuing bank, in the event that Tenant defaults with respect to any provision of this Lease and such default is not cured within any applicable cure period. Landlord acknowledges that it is not entitled to and shall not draw down such irrevocable letter of credit unless Landlord would have been entitled to draw upon a cash Security Deposit pursuant to the terms of this Paragraph 4G. Concurrently with the delivery of the required information to the issuing bank, Landlord shall deliver to Tenant written evidence of the default upon which the draw down was based, together with evidence that Landlord has provided to Tenant the written notice of such default which was required under the applicable provision of the Lease, and evidence of the failure of Tenant to cure such default within the applicable grace period following receipt of such notice of default. If any portion of the irrevocable letter of credit is used or applied pursuant hereto, Tenant shall, within ten (10) days after receipt of a written demand therefor from Landlord, restore and replace the value of such security by either (i) depositing cash with Landlord in the amount equal to the sum drawn down under the irrevocable letter of credit, or
(ii) increasing the irrevocable letter of credit to its value immediately prior to such application. Tenant's failure to replace the value of the security as provided in the preceding sentence shall be a material breach of its obligation under this Lease. The letter of credit shall further provide to the effect:
(i) that it shall automatically renew for additional periods of one (1) year each from the expiry date or future expiry date, unless at least twenty (20) days prior to any expiry date the issuer notifies Landlord by registered mail of the issuer's election not to renew the letter of credit and (ii) if the issuer is unable or unwilling to so renew the letter of credit, the issuer shall deem such to automatically constitute a draw request from Landlord upon the letter of credit without further demand, and with the issuer on or before the expiration of such letter of credit to deposit for Landlord's account an amount equal to the amount remaining committed but undrawn under the letter of credit (unless issuer has sought and obtained from Landlord prior thereto a written acknowledgment by Landlord of the termination of the requirement of this Lease for such letter of credit to be so renewed, in which event issuer shall not be required to make such a deposit for Landlord's account).

5. RULES AND REGULATIONS AND COMMON AREA. At any time during the Lease Term that ALZA (and/or any ALZA Affiliates) or an Unaffiliated Assignee is the tenant under all Three Leases, Tenant shall have the exclusive right to use all of the Common Area without any right of Landlord to adopt any rules or regulations relating to the Common Area. The remainder of this Paragraph shall only apply to the leasing of the Premises if at any time during the Lease Term ALZA (and/or any ALZA Affiliates) or an Unaffiliated Assignee is not the tenant under all Three Leases. Subject to the terms and conditions of this Lease and such rules and regulations ("Rules and Regulations") as Landlord may from time to time prescribe, Tenant and Tenant's employees, invitees and customers shall, in common with other occupants of the Complex in which the Premises are located, and their respective employees, invitees and customers, and others entitled to the use thereof, have the non-exclusive right to use the access roads, parking areas, and facilities provided and designated by Landlord for the general use and convenience of the occupants of the Complex in which the Premises are located, which areas and facilities are referred to herein as "Common Area". This right shall terminate upon the termination of this Lease. Landlord reserves the right from time to time to make reasonable changes in the shape, size, location, amount and extent of Common Area. Landlord further reserves the right to promulgate such reasonable Rules and Regulations relating to the use of the Common Area, and any part or parts thereof, as Landlord may deem appropriate for the best interests of the occupants of the Complex. The Rules and Regulations shall be binding upon Tenant upon delivery of a copy of them to Tenant, and Tenant shall abide by them and cooperate in their observance. Such Rules and Regulations may be reasonably amended by Landlord from time to time, with ten (10) days advance notice, and all amendments shall be effective ten days after delivery of a copy to Tenant. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Complex of any of said Rules and Regulations.

     Landlord shall operate, manage and maintain the Common Area in conformity with a good standard of maintenance and repair, or replacement, and in good and sanitary condition.

6.   PARKING:   If at any time during the Lease Term ALZA (and/or
any ALZA Affiliates) or an Unaffiliated Assignee is not the
tenant under all Three Leases, this Paragraph shall apply.   Once
the ratio of the square footage size of the Building leased hereunder is determined in relation to the aggregate square footage of all Three Buildings, a specific number of non-exclusive parking spaces shall be assigned to Tenant equating to such ratio multiplied by all of the parking spaces in the Complex. Tenant shall have the right to use with the other tenants or other occupants of the Complex parking spaces so assigned in the common parking area of the Complex. Tenant agrees that Tenant, Tenant's employees, agents, representatives, and/or invitees shall not use parking spaces in excess of said assigned parking spaces allocated to Tenant hereunder. Landlord shall have the right, at Landlord's reasonable discretion, to specifically designate the location of Tenant's parking spaces within the common parking area of the Complex in the event of a dispute among the tenants occupying the Building and/or Complex referred to herein, in which event Tenant agrees that Tenant, Tenant's employees, agents, representatives and/or invitees shall not use any parking spaces other than those parking spaces specifically designated by Landlord for Tenant's use. Said parking spaces, if specifically designated by Landlord to Tenant, may be relocated by Landlord at any time, and from time to time. Landlord reserves the right, at Landlord's reasonable discretion, to rescind any specific designation of parking spaces, thereby returning Tenant's parking spaces to the common parking area. Landlord shall give Tenant written notice of any change in Tenant's parking spaces. Tenant shall not, at any time, park, or permit to be parked, any trucks or vehicles adjacent to the loading area so as to interfere in any way with the use of such areas, nor shall Tenant, at any time, park or permit the parking of Tenant's trucks and other vehicles or the trucks and vehicles of Tenant's suppliers or others, in any portion of the common areas not designated by Landlord for such use by Tenant. Tenant shall not park nor permit to be parked, any inoperative vehicles or equipment on any portion of the common parking area or other common areas of the building. Tenant agrees to assume responsibility for compliance by its employees with the parking provision contained herein. If Tenant or its employees park in other than designated parking areas, then Landlord may charge Tenant, as an additional charge, and Tenant agrees to pay Ten Dollars ($10.00) per day for each day or partial day each such vehicle is parking in any area other than that designated.
Tenant hereby authorizes Landlord, at Tenant's sole expense, to tow away from the Complex any vehicle belonging to Tenant or Tenant's employees parked in violation of these provisions, or to attach violation stickers or notices to such vehicles. Tenant shall use the parking area for vehicle parking only and shall not use the parking areas for storage. During the time ALZA (and/or any ALZA Affiliates) or an Unaffiliated Assignee is the tenant under all Three Leases, the tenant under all Three Leases shall have the right to park in any area designated for parking in the Common Area and the above terms and conditions shall not apply.

7. ACCEPTANCE AND SURRENDER OF PREMISES. Upon the Lease Commencement Date, Tenant, as to Landlord (but not necessarily as to any architect or contractor), accepts the Building and improvements included in the Premises and the Common Area(s) as being in good and sanitary order, condition and repair to the extent of the then status as to construction and accepts the Building and improvements included in the Premises in their then present condition and without representation or warranty by Landlord as to the condition of the Building or as to the use or occupancy which may be made thereof. Any exceptions to the foregoing must be by written agreement executed by Landlord and Tenant. Landlord and Tenant shall cause an appropriate description of the Interior Improvements as originally installed by Tenant, once completed, to be attached as Exhibit B to this Lease. If Tenant desires to make or has made any material alterations to the initial design of the Interior Improvements which Tenant would wish not to be required, pursuant to the provisions of this Paragraph, to remove upon surrender of the Premises to Landlord, Tenant may request Landlord's approval to the modification of Exhibit B to reflect such alterations, with Landlord to have the right in its reasonable discretion to grant or withhold such approval. Tenant agrees on the last day of the Lease Term, or on the sooner termination of this Lease, to surrender the Premises promptly and peaceably to Landlord in good condition and repair (damage by Acts of God, fire or other causes for which Tenant is not obligated to repair pursuant to Paragraph 25 ("Destruction"), and normal wear and tear excepted), with all interior walls painted, or cleaned, and repaired or replaced, if damaged; all floors cleaned and waxed; all carpets cleaned and shampooed; all broken, marred or nonconforming acoustical ceiling tiles replaced; all interior and exterior windows washed; the air conditioning and heating systems serviced by a reputable and licensed service firm or by Tenant's in-house maintenance staff (if approved by Landlord) and in good operating condition and repair; the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulbs or ballasts; the roof membrane inspected and any required repairs or replacements completed by a licensed roof contractor and in good condition and repair; and to the extent reasonably allocable on an exclusive basis to the Premises: the lawn and shrubs in good condition including the replacement of any dead or damaged plantings; the sidewalk, driveways and parking areas in good order, condition and repair, including the sealing and striping of the parking lot and asphalt areas (and to the extent not so allocated on an exclusive basis to the Premises to instead be the subject of Tenant's obligations under either Paragraph 9C (Common Area Maintenance) or Paragraph 10 (Expenses of Operation, Management, and Maintenance of the Common Areas of the Complex), as applicable); together with all alterations, additions, and improvements which may have been made, in, to, or on the Premises (except moveable trade fixtures installed at the expense of Tenant and such other items that Tenant, under this Lease, is allowed to remove, if any) except that Tenant shall ascertain from Landlord within thirty (30) days before the end of the Lease Term, as to any portion of the Premises which does not conform to the configuration reflected on Exhibit B, whether Landlord desires to have such portion of the Premises or any part or parts thereof restored to their configuration as then reflected on Exhibit B, and if Landlord shall so desire, then Tenant shall restore said portion of the Premises or such part or parts thereof before the end of this Lease at Tenant's sole cost and expense to the configuration as reflected on Exhibit B. Notwithstanding the above, Tenant, in lieu of reconfiguring the Premises to the configuration shown on Exhibit B, may instead modify any non-conforming areas of such portion of the Premises
to provide an Open Office Area, as defined below.   Tenant, on or
before the end of the Lease Term or sooner termination of this Lease, shall remove all of Tenant's personal property and trade fixtures from the Premises, and all property not so removed on or before the end of the Lease Term or sooner termination of this Lease shall be deemed abandoned by Tenant and title to same shall thereupon pass to Landlord without compensation to Tenant. Landlord, may, upon termination of this Lease, remove all moveable furniture and equipment so abandoned by Tenant, at Tenant's sole cost, and repair any damage caused by such removal at Tenant's sole cost. If the Premises be not surrendered at the end of the Lease Term or sooner termination of this Lease, Tenant shall indemnify Landlord against loss or liability resulting from the delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding Tenant founded on such delay. Nothing contained herein shall be construed as an extension of the Lease Term or as a consent of Landlord to any holding over by Tenant. The voluntary or other surrender of this Lease or the Premises by Tenant or a mutual cancellation of this Lease shall not work as a merger and, at the option of Landlord, shall either terminate all or any existing subleases or subtenancies or operate as an assignment to Landlord of all or any such subleases or subtenancies.

     Notwithstanding the above, in the event Tenant installs any permanently attached lab fixtures and equipment in the Building or on the roof of the Building, including any electrical, plumbing, ventilation or air conditioning equipment associated with supporting the specific requirements of any other lab equipment (collectively "Lab Equipment"), (i) Landlord shall have the right to require Tenant to remove any or all Lab Equipment prior to the end of the Lease Term and (ii) provided ALZA or an ALZA Affiliate is the Tenant at the time of intended removal at or near the end of the Lease Term, Tenant shall have the right to elect to remove any or all Lab Equipment (despite its having been permanently attached to the Premises), prior to the termination date of this Lease. Lab Equipment as used herein shall not include any supplemental HVAC equipment which is installed to provide general supplemental air-conditioning or ventilation to any occupied space in the Building. Subject to the terms of this Paragraph 7, Tenant, in removing any such Lab Equipment, shall be responsible and liable for (i) complying with all permit and other governmental regulations related to the installation and/or removal of the Lab Equipment, and (ii) immediately restoring any and all damage to the Premises resulting from the installation and/or removal of the Lab Equipment. In the event Tenant elects or is required by Landlord to remove any of the Lab Equipment prior to the termination date of this Lease, Tenant shall be responsible and liable for (i) removing all lab related equipment and cabinets in the former lab location where such Lab Equipment is to be removed and (ii) creating an "Open Office Area" in such former lab location as provided in the following sentence. If Tenant is obligated to create an "Open Office Area" as provided above, then Tenant shall, at Landlord's election made prior to the termination date of this Lease, either (i) cause the following items to be installed by Tenant at Tenant's sole cost or (ii) be obligated to reimburse Landlord for any subsequent cost reasonably incurred by Landlord after expiration of the Lease in installing any of the following items in conjunction with Landlord's preparing such portion of the Premises for the immediately succeeding tenant, with such items being the following: (a) a dropped ceiling using the same type of ceiling tiles used throughout the Building in the office areas, (b) Landlord's standard grade carpet and base board (as used in the carpeted areas of the Premises), and (c) such re-configuration of the electrical and HVAC systems and controls and lighting and may be reasonably required to make it appropriate for open office use.

8. ALTERATIONS AND ADDITIONS. After the completion of construction of the Shell Improvements and Interior Improvements in accordance with the provisions of the Construction Agreement, Tenant shall not make, or suffer to be made, any alteration or addition to the Premises, or any part thereof, without the written consent of Landlord first had and obtained by Tenant (such consent not to be unreasonably withheld), but at the cost of Tenant, and (except as otherwise consented to in writing by Landlord) any addition to, or alteration of, the Premises, except moveable furniture, trade fixtures and any Lab Equipment which Tenant is entitled to remove pursuant to Paragraph 7 above, shall, upon Lease termination, become a part of the Premises and belong to Landlord. Landlord reserves the right to approve all contractors and mechanics proposed by Tenant to make such alterations and additions, which approval shall not be unreasonably withheld. Tenant shall retain title to all moveable furniture and trade fixtures placed in the Premises. All office heating, lighting, electrical, air conditioning, floor to ceiling partitioning, drapery, carpeting, and floor installations made by Tenant (but excluding any Lab Equipment installed by ALZA or any ALZA Affiliate), together with all property that has become an integral part of the Premises, shall not be deemed trade fixtures. Tenant agrees that it will not proceed to make any such alteration or addition, without having obtained consent from Landlord to do so, and until five (5) days from the receipt of such consent, in order that Landlord may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Tenant's alteration or addition. Tenant will at all times permit such notices to be posted and to remain posted until the completion of work. Tenant shall, if required by Landlord, secure at Tenant's own cost and expense, a completion and lien indemnity bond, satisfactory to Landlord, for such work. Tenant further covenants and agrees that any mechanic's lien filed against the Premises or the Complex for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will be discharged by Tenant, by bond or otherwise, within ten
(10) days after notice to Tenant of filing thereof, at the cost and expense of Tenant. Any exceptions to the foregoing must be made in writing and executed by both Landlord and Tenant.

     Notwithstanding the above and provided ALZA or an ALZA Affiliate is then the Tenant under this Lease, it is agreed that Tenant may make alterations or additions to the non-structural portions of the Building without obtaining the prior consent of Landlord or providing any other notices to Landlord or securing any bonds as otherwise provided above, provided Tenant (i) gives Landlord a minimum of five (5) business days written notice of its intent to make any material modifications to the Building;
(ii) designs any alterations or additions to comply with Landlord's interior build out specifications as shown on Exhibit C attached hereto; and (iii) as to any material alteration, provides to Landlord, upon completion of said construction, a 1/8 inch scale sepia "as built" plan reflecting said alterations and/or additions. All other terms and conditions of this Paragraph 8 shall apply.

9.   TENANT MAINTENANCE.
     A. Tenant's Responsibilities: Subject to Paragraph 25 ("Destruction"), Tenant shall, at its sole cost and expense, keep and maintain the interior and exterior of the Building (including structural portions and appurtenances thereto) and every part thereof in a good standard of maintenance and repair, or replacement, and in good and sanitary condition (collectively "Tenant's Responsibilities"). Tenant's Responsibilities include, but are not limited to, janitorization, all windows (interior and exterior), window frames, plate glass and glazing (destroyed by accident or act of third parties), truck doors, plumbing systems (such as water and drain lines, sinks, toilets, faucets, drains, showers and water fountains), electrical systems (such as panels, conduits, outlets, lighting fixtures, lamps, bulbs, tubes and ballasts), heating and air conditioning systems (such as compressors, fans, air handlers, ducts, mixing boxes, thermostats, time clocks, boilers, heaters, supply and return grills), structural elements and exterior surfaces of the Building (including repainting), store fronts, roofs, downspouts, all interior improvements within the Building including but not limited to wall coverings, window coverings, carpet, floor coverings, partitioning, ceilings, doors (both interior and exterior), including closing mechanisms, latches, locks, skylights (if any), automatic fire extinguishing systems, and elevators and all other interior improvements of any nature whatsoever, and all exterior improvements to the Building. Areas of excessive wear shall be replaced at Tenant's sole expense upon Lease termination. Tenant hereby waives all rights under, and benefits of, Subsection 1 of Section 1932 and Section 1941 and 1942 of the California Civil Code and under any similar law, statute or ordinance now or hereafter in effect. In the event any of the above Tenant's Responsibilities apply to any other third party tenant(s) of Landlord where there is common usage with other third party tenant(s), such maintenance responsibilities shall be undertaken by Landlord and the related charges shall be allocated to the Premises by square footage or other equitable basis as reasonably calculated and determined by Landlord.

     B. Interior Common Area Maintenance. If at any time the Lease has been amended so that Tenant is leasing less than the entire Building (which amendment Landlord is under no obligation to agree to or make) and said Building becomes a multi-tenant building and said multi-tenants are third party tenants, then Landlord shall maintain the interior portions of the Building that are considered by Landlord to be common areas to two or more tenants in the same manner that Tenant would have been obligated to maintain them under the provisions of Paragraph 9A hereof (had Tenant continued to lease the entire Building). All costs and expenses incurred by Landlord in so maintaining said common areas of the Building shall be allocated among Tenant and each space that is either unleased or is leased to other third party tenants in the Building based upon the square footage of the respective tenants' premises or such other equitable manner as Landlord reasonably determines.

     C. Common Area Maintenance: At all times during the Lease Term that ALZA (and/or any ALZA Affiliates) or an Unaffiliated Assignee is the tenant under all Three Leases, the provisions of this Paragraph 9C shall apply. Tenant shall, at its sole cost and expense, keep, maintain, repair and replace as required, the Common Area of the Complex (including appurtenances) and every part thereof in a good standard of maintenance, repair and replacement as required, and in good and sanitary condition. Tenant's maintenance, repair and replacement responsibilities herein referred to include, but are not limited to, janitorization, landscaping, sidewalks, driveways, underground and above ground parking areas, including striping and sealing, irrigation sprinkler systems, parking lot and exterior Building lighting, ponds, fountains, waterways, drains, lawns, shrubbery and other planted areas, plumbing and utility systems within the Common Area, and electrical systems within the Common Area. If all Three Leases are terminating substantially simultaneously, the surrender obligations of Tenant under Paragraph 7 of this Lease shall extend to the surrender of all of the Common Area of the Complex.

10.  EXPENSES OF OPERATION, MANAGEMENT, AND MAINTENANCE OF THE
COMMON AREAS OF THE COMPLEX.   At all times during the Lease Term
that ALZA (and/or any ALZA Affiliates) or an Unaffiliated Assignee is not the tenant under all Three Leases, this Paragraph shall apply. As Additional Rent and in accordance with the requirements and limitations of Paragraphs 4E of this Lease, Tenant shall pay to Landlord Tenant's proportionate share (calculated on a square footage or other equitable basis as reasonably determined by Landlord) of all expenses of operation, maintenance and repair of the Common Area of the Complex including, but not limited to, license, permit, and inspection fees; security; utility charges associated with exterior landscaping and lighting (including water and sewer charges); all charges incurred in the maintenance and replacement of landscaped areas, lakes, parking lots, sidewalks, driveways, maintenance, repair and replacement of all fixtures and electrical, mechanical and plumbing systems; structural elements and exterior surfaces of the Building and any improvements (but excluding any structural elements or exterior surfaces of the Building to the extent the maintenance thereof is the obligation of Tenant under this Lease); salaries and employee benefits of personnel and payroll taxes applicable thereto; supplies, materials, equipment and tools; the cost of capital expenditures which have the effect of reducing operating expenses, provided, however, that in the event Landlord makes such capital improvements, Landlord may amortize its investment in said improvements (together with interest at the rate of Bank of America's Prime Rate (or equivalent rate) plus five percent (5%) per annum on the unamortized balance) as an operating expense in accordance with standard accounting practices, provided, that such amortization is not at a rate greater than the anticipated savings in the operating expenses.

     "Additional Rent" as used herein shall not include Landlord's debt repayments; interest on charges, expenses directly or indirectly incurred by Landlord for the benefit of any other tenant; cost for the installation of partitioning or any other tenant improvements; cost of attracting tenants; depreciation; interest; or executive salaries.

11.  UTILITIES
     A. This Paragraph is applicable so long as this Lease pertains to the entire Building. Tenant shall pay promptly, as the same become due, all charges for water, gas, electricity, telephone, telex and other electronic communication service, sewer service, waste pick-up and any other utilities, materials or services furnished directly to or used by Tenant on or about the Building and/or the Premises (including the Common Area allocated to Tenant) during the Lease Term, including, without limitation, any temporary or permanent utility surcharge or other exactions whether now or hereafter imposed. In the event the above charges apply to any other third party tenants of Landlord where there is common usage with such other third party tenants, such charges shall be allocated to the Building or Premises by square footage or other equitable basis as reasonably calculated and determined by Landlord.

     Landlord shall not be liable for and Tenant shall not be entitled to any abatement or reduction of Rent by reason of any interruption or failure of utility services to the Premises when such interruption or failure is caused by accident, breakage, repair, strikes, lockouts, or other labor disturbances or labor disputes of any nature, or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord.

     B. This Paragraph 11B is applicable only if and at such time as the Lease is amended not to include the entire Building (which amendment Landlord is under no obligation to agree to or make). As Additional Rent and in accordance with Paragraph 4E of this Lease, Tenant shall pay its proportionate share (calculated on a square footage or other equitable basis as reasonably determined by Landlord) of the cost of all utility charges such as water, gas, electricity, telephone, telex and other electronic communications service, if applicable, sewer service, waste pick-up and any other utilities, materials or services furnished directly to the Building in which the Premises are located, including, without limitation, any temporary or permanent utility surcharge or other exactions whether now or hereafter imposed.

     Landlord shall not be liable for and Tenant shall not be entitled to any abatement or reduction of Rent by reason of any interruption or failure of utility services to the Premises when such interruption or failure is caused by accident, breakage, repair, strikes, lockouts, or other labor disturbances or labor disputes of any nature, or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord.

     Landlord shall be responsible for causing to be furnished to the Premises and subject to the Rules and Regulations of the Common Area hereinbefore referred to, (i) water, gas and electricity suitable for the permitted use of the Premises and
(ii) between the hours of 8:00 am and 6:00 p.m., Mondays through Fridays (holidays excepted) heat and air-conditioning required for the comfortable use and occupation of the Premises for the uses permitted under this Lease. Tenant agrees that at all times it will cooperate fully with Landlord and abide by all reasonable regulations and requirements that Landlord may prescribe for the proper functioning and protection of the Building heating, ventilating and air-conditioning systems. Whenever heat generating machines, equipment, or any other devices (including exhaust fans) are used in the Premises by Tenant which affect the temperature maintained by the air-conditioning system beyond the reasonable handling capacity of the existing system, Landlord shall have the right to install or require Tenant to install supplementary air-conditioning units in the Premises and the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord. If Tenant uses any apparatus or device in the Premises (including, without limitation, electronic data processing machines or machines using current in excess of 110 Volts) which increase the amount of electricity, gas, water or air-conditioning consumed in the Premises on an average per square foot basis above that which would be furnished or supplied to any other portion of the Building on an average per square foot basis for general office use, Landlord shall be entitled to reasonably allocate to Tenant the cost of any utilities supplied by Landlord to the Building which are disproportionately consumed by Tenant provided that Landlord shall correspondingly reasonably allocate any similar disproportionate consumption by any other tenant(s) in the Building to such other tenant(s). If Tenant shall require water, gas, or electric current in excess of that usually furnished or supplied to any similar sized space in the Building, Landlord may cause an electric current, gas or water meter to be installed in the Premises in order to measure the amount of electric current, gas or water consumed for any such excess use. The cost of any such meter and of the installation, maintenance and repair thereof, all charges for such excess water, gas and electric current consumed (as shown by such meters and at the rates then charged by the furnishing public utility); and any additional expense incurred by Landlord in keeping account of electric current, gas, or water so consumed shall be paid by Tenant, and Tenant agrees to pay Landlord such amount within ten (10) days after receipt of a reasonably detailed invoice for the same from Landlord.

12.  TAXES
     A. Real Property Taxes. As Additional Rent and in accordance with Paragraph 4E of this Lease, Tenant shall pay to Landlord, or if Landlord so directs, directly to the applicable tax collector ("Tax Collector"), all Real Property Taxes relating to the Premises accruing with respect to the Premises commencing on the Lease Commencement Date and throughout the Lease Term, including any Extended Term. In the event the Premises leased hereunder consist of only a portion of the entire tax parcel, Tenant shall pay to Landlord as they become due, pursuant to statements submitted to Tenant by Landlord, Tenant's proportionate share of such Real Property Taxes allocated to the Premises by square footage or other reasonable basis as calculated and determined by Landlord. If the tax billing pertains 100% to the Premises, and Landlord chooses to have Tenant pay said Real Property Taxes directly to the Tax Collector, then in such event it shall be the responsibility of Tenant to obtain the bills and pay, prior to delinquency, the applicable Real Property Taxes pertaining to the Premises, and failure to receive a bill for taxes and/or assessments shall not provide a basis for cancellation of or non-responsibility for payment of penalties for nonpayment or late payment by Tenant. The term "Real Property Taxes", as used herein, shall mean (i) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership of the Complex) now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of, all or any portion of the Complex (as now constructed or as may at any time hereafter be constructed, altered, or otherwise changed) or Landlord's interest therein; any improvements located within the Complex (regardless of ownership); the fixtures, equipment and other property of Landlord, real or personal, that are an integral part of and located in the Complex; or parking areas, public utilities, or energy within the Complex; (ii) all area wide taxes, charges, levies or fees imposed by reason of environmental regulation or other governmental control, including, but not limited to, any taxes, charges, levies or fees related to on-site originated Hazardous Materials contamination caused or contributed to by Tenant's Hazardous Materials Activities; and
(iii) all costs and fees (including reasonable attorneys' fees) incurred by Landlord in reasonably contesting any Real Property Tax and in negotiating with public authorities as to any Real Property Tax. If at any time during the Lease Term the taxation or assessment of the Complex prevailing as of the Lease Commencement Date shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (i) on the value, use or occupancy of the Complex or Landlord's interest therein or (ii) on or measured by the gross receipts, income or rentals from the Complex, on Landlord's business of leasing the Complex, or computed in any manner with respect to the operation of the Complex, then any such tax or charge, however designated, shall be included within the meaning of the term "Real Property Taxes" for purposes of this Lease. If any Real Property Tax is based upon property or rents unrelated to the Complex, then only that part of such Real Property Tax that is fairly allocable to the Complex shall be included within the meaning of the term "Real Property Taxes." Notwithstanding the foregoing, the term "Real Property Taxes" shall not include estate, inheritance, gift or franchise taxes of Landlord or the federal or state net income tax imposed on Landlord's income from all sources or penalties incurred as a result of Landlord's negligence, inability or unwillingness to make payments of, and/or to file any tax or informational returns with respect to any Real Property Taxes when due.

     Notwithstanding anything within this Paragraph 12, it is agreed that if any special assessments for capital improvements are assessed, and if Landlord has the option to either pay the entire assessment in cash or go to bond, and if Landlord elects to pay the entire assessment in cash in lieu of going to bond, the entire portion of the assessment assigned to Tenant's Premises will be prorated over the same period that the assessment would have been prorated had the assessment gone to bond. It is additionally agreed that Tenant shall have the right, at Tenant's sole cost and expense, to contest with any taxing authority or appellate body the imposition or amount of any Real Property Tax, but any such contest shall not excuse Tenant from any of its obligations hereunder as to paying any such Real Property Tax when payable hereunder.

     Notwithstanding anything to the contrary in this Lease, in the event prior to the Lease Commencement Date there is an interim or supplemental reassessment of the Premises based upon the added value of the Shell Improvements or Interior Improvements leased hereunder, then Tenant shall pay no later than five days prior to its delinquency date, any and all such interim or supplemental taxes (but no penalties or interest in connection therewith provided Tenant has prior thereto paid the applicable Real Property Taxes when required by the terms of this Lease) that have been levied against the Premises and are attributable to the added value of the Shell Improvements and Interior Improvements (as defined in the Construction Agreement) during the period prior to said Lease Commencement Date.

     B.   Taxes on Tenant's Property.
          (a) Tenant shall be liable for and shall pay five business days before delinquency, taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises. If any such taxes on Tenant's personal property or trade fixtures are levied against Landlord or Landlord's property or if the assessed value of the Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant and if Landlord, after written notice to Tenant, pays the taxes based on such increased assessment, which Landlord shall have the right to do regardless of the validity thereof, but only under proper protest if requested by Tenant, Tenant shall within ten (10) business days after demand, as the case may be, repay to Landlord the taxes so levied against Landlord, or the portion of such taxes resulting from such increase in the assessment; provided that in any such event Tenant shall have the right, in the name of Landlord and with Landlord's full cooperation, but at no cost or responsibility or liability of any type whatsoever to Landlord, to bring suit in any court of competent jurisdiction to recover the amount of such taxes on Tenant's personal property and trade fixtures so paid under protest, and any net amount so recovered shall belong to Tenant.

          (b) If the Tenant improvements in the Premises, whether installed, and/or paid for by Landlord or Tenant and whether or not affixed to the Building so as to become a part thereof, are assessed for Real Property Tax purposes at a valuation higher than the valuation at which standard office improvements in other space in the Complex are assessed, then the Real Property Taxes levied against Landlord or the Complex by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Paragraph 12B(a) above. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements are assessed at a higher valuation that standard office improvements in other space in the Complex, such records shall be binding on both the Landlord and the Tenant. If the records of the County Assessor are not available or sufficiently detailed to serve as a basis for making said determination, the actual cost of construction shall be used. Landlord agrees to exercise good faith efforts to apply such standards on an equivalent basis to any other tenants of the Complex whose tenant improvements may be assessed for Real Property Tax purposes at a valuation higher than the valuation at which standard office improvements in other space in the Complex are assessed. As long as ALZA or any ALZA Affiliate is the Tenant hereunder, Landlord agrees to consult with Tenant in advance of any contemplated change in ownership of the Premises or the Complex so as to have the benefit of Tenant's recommendations, if any, as to any possible way to avoid any reassessment of the Premises or the Complex, but regardless of any such consultation Landlord shall have no obligation to Tenant to follow, or any liability to Tenant for failing to follow, any recommendations of Tenant.

13. LIABILITY INSURANCE. Tenant, at Tenant's expense, agrees to keep in force during the Lease Term a policy of commercial general liability insurance with combined single limit coverage of not less than Five Million Dollars ($5,000,000) (which amount may be obtained through primary or umbrella coverage or a combination of both) per occurrence for bodily injury and property damage occurring in, on or about the Premises or the Complex, including parking and landscaped areas. Such insurance shall be primary and noncontributory as respects any insurance carried by Landlord, but may be provided under any blanket policy maintained by Tenant. The policy or polices effecting such insurance shall name Landlord as an additional insured, and shall insure any liability of Landlord, contingent or otherwise, as respects acts or omissions of Tenant, its agents, employees or invitees or otherwise arising out of any conduct or transactions of any of said persons in or about or concerning the Premises, including any failure of Tenant to observe or perform any of its obligations hereunder; shall be issued by an insurance company admitted to transact business in the State of California; and shall provide that the insurance effected thereby shall not be canceled, except upon thirty (30) days' prior written notice to Landlord. A certificate of insurance as to said policy shall be delivered to Landlord. If, during the Lease Term, in the considered opinion of Landlord's Lender, insurance advisor, or counsel, the amount of insurance described in this Paragraph 13 is not adequate, Tenant agrees to increase said coverage to such reasonable amount as Landlord's Lender, insurance advisor, or counsel shall deem adequate.

14.  TENANT'S PERSONAL PROPERTY INSURANCE AND WORKMAN'S
COMPENSATION INSURANCE. Tenant shall maintain a policy or policies of fire and property damage insurance in "all risk" form with a sprinkler leakage endorsement insuring the personal property, inventory, trade fixtures, and special equipment installed and paid for by Tenant within the Premises for the full replacement value thereof. The proceeds from any of such policies shall be used for the repair or replacement of such items so insured.

     Tenant shall also maintain a policy or policies of workman's compensation insurance and any other employee benefit insurance sufficient to comply with all laws.

15. REAL PROPERTY INSURANCE. Landlord shall purchase and keep in force, and as Additional Rent and in accordance with provisions of Paragraph 4E of this Lease, Tenant shall pay to Landlord (or Landlord's agent if so directed by Landlord), Tenant's proportionate share (allocated to the Premises by square footage or other equitable basis as calculated and determined by Landlord) of the deductibles (as provided in such insurance policies to the extent allocable to damage occurring to the Premises or the Common Area and subject to the provisions of Paragraph 25) on insurance claims and the annual cost of the policy or policies of insurance covering loss or damage to the Premises and Complex (excluding routine maintenance and repairs and incidental damage or destruction caused by accidents or vandalism for which Tenant is responsible under Paragraph 9) in the amount of the full replacement value thereof, providing protection against those perils included within the classification of "all risks" insurance and flood and/or earthquake insurance, if available, plus a policy of rental income insurance in the amount of one hundred (100%) percent of twelve (12) months' (i) Basic Rent and (ii) Additional Rent (collectively "Insurance Cost"). Tenant understands that (i) the annual Insurance Cost is subject to change each year (or more frequently if new policies are added or existing policies are replaced), and (ii) Tenant shall be responsible for paying its proportionate share of said total Insurance Cost, including any such increased rates relating thereto as a result of any Excess Insurance Cost (as defined below) resulting from Tenant's particular use of the Premises of Complex. If the Insurance Cost increases due to Tenant's particular use and/or some other tenant's particular use of the Premises or Complex ("Excess Insurance Cost"), (i) Tenant shall be obligated to pay one hundred percent (100%) of said Excess Insurance Cost related to Tenant's particular use, (ii) Tenant shall not be obligated to pay any portion of said Excess Insurance Cost related to some other tenant's particular use, and (iii) Tenant shall be obligated to pay its proportionate share of the total Insurance Cost (excluding any Excess Insurance Cost to be paid by Tenant or any other tenant(s) pursuant to clauses (i) or (ii) above. Landlord agrees to exercise good faith efforts to apply such standards on an equivalent basis to any other tenants of the Complex whose use causes the total Insurance Cost to be disproportionately increased. Except as otherwise expressly provided in this Lease, Tenant shall have no interest in nor any right to the proceeds of any insurance procured by Landlord for the Premises. The insurance covering the Premises or the Complex shall include the Interior Improvements (and any subsequent alterations, additions or improvements thereto, but excluding any Lab Equipment or any alterations, additions or improvements that are particular to using any portion of the Premises as a lab as distinguished from using it as an office) made to the Building which are a part of the Building.

     Landlord and Tenant do each hereby respectively release the other, to the extent of insurance coverage of the releasing party, from any liability for loss or damage caused by fire or any of the extended coverage casualties included in the releasing party's insurance policies, irrespective of the cause of such fire or casualty; provided, however, that if the insurance policy of either releasing party prohibits such waiver, then this waiver shall not take effect until consent to such waiver is obtained. If such waiver is so prohibited, the insured party affected shall promptly notify the other party thereof. For so long as ALZA or any ALZA Affiliate is the Tenant, Landlord agrees to consult with Tenant at the time of any insurance coverage renewal as to the insurance coverage (including deductibles) to be carried by Landlord with respect to the Premises and the Complex so as to have the benefit of Tenant's recommendations, if any, as to any possible way to reduce the cost of such insurance coverage, but regardless of any such consultation Landlord shall have no obligation to Tenant to follow, or any liability to Tenant for failing to follow, any recommendations of Tenant.

16. INDEMNIFICATION. Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury to or death of any person or damage to or destruction of property in or about the Premises by or from any cause whatsoever, including, without limitation, gas, fire, oil electricity or leakage of any character from the roof, walls, basement or other portion of the Premises except to the extent that the same results primarily from the willful misconduct or active negligence of Landlord, its agents, servants, employees, invitees or contractors of which negligence Landlord has knowledge and reasonable time to correct. Except as to injury to persons or damage to property to the extent arising from the willful misconduct or the active negligence of Landlord, its agents, servants, employees, invitees, or contractors, Tenant shall hold Landlord harmless from and defend Landlord against any and all expenses, including reasonable attorneys' fees, in connection therewith, arising out of any injury to or death of any person or damage to or destruction of property occurring in, on or about the Premises, or any part thereof, from any cause whatsoever, occurring during the Lease Term.

17. COMPLIANCE. Tenant, at its sole cost and expense, shall promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now or hereafter in effect relating to the Premises; with the requirements of any board of fire underwriters or other similar body now or hereafter constituted; and with any direction or occupancy certificate issued pursuant to law by any public officer; provided, however, that no such failure shall be deemed a breach of the provisions of this Lease if Tenant, immediately upon notification, commences to remedy or rectify said failure. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any such law, statute, ordinance or governmental rule, regulation, requirement, direction or provision, shall be conclusive of that fact as between Landlord and Tenant. Tenant shall, at its sole cost and expense, comply with any and all requirements pertaining to said Premises, of any insurance organization or company, necessary for the maintenance of reasonable fire and public liability insurance covering the Premises.

18. LIENS. Tenant shall keep the Premises and the Complex free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. In the event that Tenant shall not, within ten (10) days following notice of the imposition of any such lien, cause the same to be released of record, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith, shall be payable to Landlord by Tenant on demand with interest at the Bank of America Prime Rate (or equivalent thereof) of interest plus five percent (5%) per annum, but in no event greater then the maximum rate of interest permitted by applicable law. Notwithstanding anything to the contrary in this Paragraph 18, Tenant shall have the right to provide Landlord with a bond in the amount of the Lien in a form satisfactory to Landlord and to contest the Lien, in which event Landlord shall not be entitled to pay or discharge the Lien, provided the Lien is removed within ninety (90) days from the date the Lien is filed.

19.  ASSIGNMENT AND SUBLETTING.
     A. Subject only to the provisions of Paragraph D below, provided that as of the effective date of any proposed assignment or sublease as described below (i) ALZA or any ALZA Affiliate is the Tenant under this Lease and (ii) Tenant is not then in default under this Lease (i.e. Tenant has received notice of a default under this Lease and the applicable cure period has expired and Tenant has not then cured such default), Landlord agrees to the following:

          (a) Landlord waives any right hereunder (i) to consent to any sublease of all or any portion of the Premises (but Landlord shall have the right to approve any permitted use of the Premises by any sublessee (other than an ALZA Affiliate) if such use is beyond that permitted by any Unaffiliated Assignee pursuant to Paragraph 1 hereof, and Tenant agrees to consult with Landlord as to Tenant's subleasing activities and to allow Landlord a ten (10) day period to review the principal terms of any proposed sublease (other than a sublease to an ALZA Affiliate) before Tenant enters into such sublease), (ii) to consent to or to elect to terminate the Lease in the event of any assignment to an Unaffiliated Assignee if ALZA or any ALZA Affiliate is to remain liable under this Lease for the performance by such Unaffiliated Assignee of the obligations of Tenant under this Lease (but Landlord shall have the right to approve or disapprove any permitted use of the Premises by any Unaffiliated Assignee if such use is beyond that permitted by any Unaffiliated Assignee pursuant to Paragraph 1 hereof and Tenant agrees to consult with Landlord as to Tenant's assignment activities and to allow Landlord a ten (10) day period to review the principal terms of any proposed assignment before Tenant enters into such assignment); and (iii) to consent to or to elect to terminate the Lease in the event of any sublease or assignment to any ALZA Affiliate or to share in any Excess Rent (as defined below) related to any sublease or assignment to any ALZA Affiliate. No assignment either to an ALZA Affiliate or to an Unaffiliated Assignee shall result in the right of ALZA (or any ALZA Affiliate which succeeds to ALZA's interest as Tenant hereunder) to be released from any continuing liability for the performance by such assignee of the obligations of Tenant under this Lease, unless such assignee (whether an ALZA Affiliate or an Unaffiliated Assignee) at the time of such assignment satisfies the financial requirements of Paragraph C below and ALZA (or such ALZA Affiliate) at the time of such assignment requests that it be released from any such continuing liability in accordance with the provisions of Paragraph C below.

          (b) Landlord agrees that Tenant may deduct and retain from any Excess Rent (including any Management Fee) received from
(1) any sublessee (which is not an ALZA Affiliate) or (2) any Unaffiliated Assignee, the following: (i) if applicable, a third party brokerage commission not to exceed $100,000 per transaction, and (ii) with respect to (x) any sublease with a sublessee which is not an ALZA Affiliate, and (y) any assignment to an Unaffiliated Assignee if ALZA or any ALZA Affiliate is to remain liable under this Lease for the performance by such Unaffiliated Assignee of the obligations of Tenant under this Lease, an amount equal to twelve percent (12%) per annum on the portion of the initial improvement costs paid by Tenant for the Shell Improvements and Interior Improvements made to the Complex, including all Three Buildings (but excluding any additional cost attributable to the installation by Tenant of any laboratory space in any of the Three Buildings), to the extent such amount exceeds the Improvement Allowance provided by Landlord under the Construction Agreement (hereinafter referred to as "Tenant's Excess Costs") to the extent allocable on a pro rata square footage basis to the space being subleased or assigned. After any such deductions as provided herein, any Excess Rent shall be payable when received on a monthly basis by Tenant to Landlord. For Example:

     Example 1 - Excess Costs Allowance due Tenant Under Sublease. If Tenant subleases 50,000 square feet of this Building at $3.00 per square foot for a two year period; the commission fee is $100,000; and Tenant's Excess Costs total $8,000,000 for the Complex; and the total square feet of all Three Buildings is 360,000; Tenant's Excess Costs allowance per square foot would be $0.22 ($8,000,000 x 12% = $960,000
     / 360,000 s.f. = $2.67 per square foot / 12 months = $0.22);
     therefore, Tenant would be entitled to deduct from the monthly Excess Rent as received: (i) the $100,000 commission fee which would be deducted in full prior to any Excess Rent being paid to Landlord, and (ii) Tenant's Excess Costs of $0.22 per square foot per month during the entire term of said Sublease, prior to paying to Landlord when received on a monthly basis the balance of the Excess Rent.

     Example 2 - Third Party Assignment of this Lease with Three Years Remaining in the Lease Term with ALZA or any ALZA Affiliate Remaining Obligated on the Lease: Assume: (i) a broker fee of $100,000; (ii) Tenant's Excess Costs allowance as stated above of $0.22 per square foot per month; and
     (iii) $5,000,000 consideration received by Tenant for the assignment of this Lease; Tenant would be entitled to deduct from the excess consideration a total of $1,050,400 (120,000 s.f. x $0.22 x 36 months + $100,000) prior to paying Landlord the balance of the Excess Rent, and Landlord would not be entitled to elect to terminate the Lease.

     B. Except as otherwise provided in this Paragraph 19, Tenant shall not assign, transfer, or hypothecate the leasehold estate under this Lease, or any interest therein, and shall not sublet the Premises, or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person or entity to occupy or use the Premises, or any portion thereof, without, in each case, the prior written consent of Landlord which consent will not be unreasonably withheld. As a condition for Landlord granting its consent to any assignment, transfer, or subletting and except as otherwise expressly provided herein, Landlord shall require Tenant to pay when received to Landlord, as Additional Rent, one hundred percent (100%) of all excess rents and/or additional consideration (including any Management
Fee) as and when collected by Tenant from its assignees, transferees, or subtenants to the extent in excess of the Rent payable by Tenant to Landlord as allocable to the portion of the Premises being subleased or assigned (collectively "Excess Rent", with Excess Rent to be calculated after deducting any Additional Rent or other payments or expenses being reasonably incurred by Tenant under this Lease or any items of additional rent payable by any subtenants under any sublease (and if a gross sublease, after deducting the reasonable cost of such additional rent items to the extent included in the base rent under any such sublease), including by way of example, any payments by Tenant or any subtenants relating to utility services, janitorial services, security services and the costs of taxes, insurance, maintenance and repair); provided, however, that before paying to Landlord the remainder of such Excess Rent, Tenant shall first be entitled to recover from such Excess Rent the amount of any reasonable leasing commissions (not to exceed $100,000 as to any transaction) paid by Tenant to third parties not affiliated with Tenant. Tenant shall, by not less than ten (10) days written notice, advise Landlord of its intent to assign or transfer Tenant's interest in the Lease or to sublet the Premises or any portion thereof for all or any part of the Lease Term. Within ten (10) days after receipt of said written notice, Landlord may, if an assignment to an Unaffiliated Assignee where neither ALZA nor any ALZA Affiliate will remain liable for the obligations of Tenant under this Lease accruing on and after the date of such assignment, elect to terminate this Lease on the date specified in Tenant's notice by giving written notice of such election to terminate. Landlord shall respond to any request for its consent to any assignment or sublease within ten (10) days following written request therefore. In the event any proposed assignment or sublease is approved by Landlord, no such permitted assignee or sublessee shall assign or transfer this Lease, either in whole or in part, or sublet the whole or any part of the Premises, without also having obtained the prior written consent of Landlord. A consent of Landlord to one assignment, transfer, hypothecation, subletting, occupation or use by any other person shall not release Tenant from any of Tenant's obligations hereunder or be deemed to be a consent to any subsequent similar or dissimilar assignment, transfer, hypothecation, subletting, occupation or use by any other person. Any such assignment, transfer, hypothecation, subletting, occupation or use without such consent shall be void and shall constitute a breach of this Lease by Tenant. Except as otherwise expressly provided to the contrary in this Lease, the leasehold estate under this Lease shall not, nor shall any interest therein, be assignable for any purpose by operation of law without the written consent of Landlord. As a condition to its consent, Landlord shall require Tenant to pay all reasonable expenses incurred by Landlord in connection with the assignment, and Landlord shall require Tenant's assignee or transferee to assume in writing all of the obligations under this Lease thereafter accruing and, except as otherwise expressly provided herein, for Tenant to remain liable to Landlord under the Lease. Any subtenant from Tenant shall only have the right to enter into a sub-sublease with Landlord's written approval.

     C. Notwithstanding anything to the contrary herein but subject to the provisions of Paragraph D below, after the later of the effective date of the proposed assignment or the Rent Commencement Date, and provided that as of the effective date of the proposed assignment (i) ALZA or an ALZA Affiliate is the Tenant under this Lease and (ii) Tenant is not in default under this Lease (i.e. Tenant has received notice of a default under this Lease and the applicable cure period has expired and Tenant has not then cured said default), Landlord agrees that ALZA and any ALZA Affiliate shall, upon its request, be released from all thereafter accruing liability under this Lease (except for Tenant's compliance obligations under Paragraph 17 of this Lease and Tenant's indemnity obligations to Landlord under Paragraphs 16 and 24 of this Lease, which compliance and indemnity obligations shall continue in effect in favor of Landlord with respect to any events or matters which occurred or accrued thereunder prior to the date of the assignment, and which compliance and indemnity obligations shall survive the assignment of this Lease whether the event or matter giving rise to such compliance obligation or right of indemnification is asserted or discovered by Landlord before or after such assignment), upon the assignment of all of its interest as Tenant under this Lease to any entity which has (i) a net worth at the time of such assignment (applying generally accepted accounting principles, consistently applied) equal to or greater than Five Hundred Million Dollars ($500,000,000) as adjusted as provided below as reflected on the most recent quarterly or annual audited financial statements of the assignee preceding the date of such assignment and (ii) not experienced any known material adverse changes as of the date of said assignment in said assignee's financial condition which reasonably calls into question whether the foregoing net worth standard is then satisfied. The foregoing net worth standard for release of liability shall apply with respect to any assignment to an ALZA Affiliate as well as to an Unaffiliated Assignee. Tenant shall provide Landlord at least ten (10) days prior to the effective date of any assignment (whether or not Tenant is seeking to be released of liability as a result of such assignment) with written notice of said assignment, which notice shall include the form of written assignment and assumption to be entered into between Tenant and the assignee, wherein such assignee shall agree in favor of Landlord to assume all of the obligations and liabilities of Tenant under this Lease accruing from and after the Commencement Date of this Lease. Tenant and assignee shall further execute a Consent to Assignment substantially in the form of Exhibit G attached hereto completed as appropriate with respect to the applicable assignment. Prior to or concurrently with the assignment occurring, Tenant shall cause such assignment and assumption agreement so earlier provided to Landlord and the Consent to Assignment to be duly executed by Tenant and the assignee and an original of each to be delivered to Landlord. Landlord shall, within ten days after receipt of any such duly executed assignment and assumption agreement which fully satisfies all of the applicable conditions of this Paragraph 19 for obtaining the consent of Landlord thereto (or which otherwise satisfies the conditions of this Paragraph 19 for the agreed waiver of any requirement for obtaining the consent of Landlord), cause the Consent to Assignment to be duly executed by Landlord and returned to Tenant. Notwithstanding the above, Landlord shall have the right to elect, by written notice to Tenant within such ten day period, to terminate this Lease effective as of the scheduled effective date of such assignment where Tenant is seeking to be released of continuing liability under this Lease in conjunction with a proposed assignment to an Unaffiliated Assignee. The Five Hundred Million Dollars ($500,000,000) standard set forth above for release of liability shall be adjusted from on and after the Rent Commencement Date by the percentage increase in the CPI with respect to the period from the calendar month preceding the Rent Commencement Date to the calendar month preceding the effective date of the assignment.

     D. Notwithstanding anything to the contrary in this Paragraph 19, Tenant may not assign its interest as Tenant hereunder to any Unaffiliated Assignee until the cross default condition set forth in Section 5.A of the Construction Agreement relating to the construction of the Shell Improvements and Interior Improvements for the Complex have been satisfied pursuant to the terms and conditions of the Construction Agreement.

20.  SUBORDINATION AND MORTGAGES.
     A. In the event Landlord's title or leasehold interest is hereafter encumbered by a deed of trust, upon the interest of Landlord in the land and buildings upon which the Premises are located, to secure a loan from a lender (hereinafter referred to as "Lender") to Landlord, Tenant shall, at the request of Landlord or Lender, execute in writing an agreement (in form reasonably acceptable to Tenant), subordinating its rights under this Lease (subject to customary nondisturbance protection in favor of Tenant) to the lien of such deed of trust, or, if so requested, agreeing that the lien of Lender's deed of trust shall be or remain subject and subordinate to the rights of Tenant under this Lease. Notwithstanding any such subordination, Tenant's possession under this Lease shall not be disturbed if Tenant is not in default beyond any applicable cure period and so long as Tenant shall pay all Rent and observe and perform all of the provisions set forth in this Lease, and any subordination agreement shall reflect the agreement of the Lender to the same and the Lender's agreement upon any foreclosure to recognize this Lease. Landlord represents to Tenant that, as of the date of this Lease, the Premises are not presently encumbered by any mortgage, deed of trust or other security device in favor of any Lender.

     B. Tenant hereby agrees that during the Initial Term and the Extended Term(s) of this Lease (if any), Tenant shall not encumber or pledge (in any manner whatsoever) its leasehold interest in the Premises, including the Interior Improvements and/or Tenant's equipment.

21. ENTRY BY LANDLORD. Landlord reserves, and shall at all reasonable times after at least twenty four (24) hours notice (except in emergencies) have, the right to enter the Premises to inspect them; to perform any services to be provided by Landlord hereunder; to make repairs or provide any services to a contiguous tenant(s) (if any); to submit the Premises to prospective purchasers, mortgagees or tenants; to post notices of non-responsibility; and to alter, improve or repair the Premises or other parts of the Building and any portion of the Complex, all without abatement of Rent, and may erect scaffolding and other necessary structures in or through the Premises where reasonably required by the character of the work to be performed; provided, however that the business of Tenant shall be interfered with to the least extent that is reasonably practical. Any entry to the Premises by Landlord for the purposes provided for herein shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof.

22.  BANKRUPTCY AND DEFAULT.
     A. Default: The commencement of a bankruptcy action or liquidation action or reorganization in bankruptcy action or insolvency action or an assignment of or by Tenant for the benefit of creditors, or any similar action undertaken by Tenant, or the insolvency of Tenant, shall, at Landlord's option, constitute a breach of this Lease by Tenant. If the trustee or receiver appointed to serve during a bankruptcy, liquidation, reorganization, insolvency or similar action elects to reject Tenant's unexpired Lease, the trustee or receiver shall notify Landlord in writing of its election within thirty (30) days after any order for relief in any liquidation action or within thirty
(30) days after the commencement of any action.

          Within thirty (30) days after the court approval of the assumption of this Lease, the trustee or receiver shall cure (or provide adequate assurance to the reasonable satisfaction of Landlord that the trustee or receiver shall cure) any and all previous defaults under the unexpired Lease and shall compensate Landlord for all actual pecuniary loss and shall provide adequate assurance of future performance under said Lease to the reasonable satisfaction of Landlord. Adequate assurance of future performance, as used herein, includes, but shall not be limited to: (i) assurance of source and payment of Rent, and other consideration due under this Lease; and (ii) assurance that the assumption or assignment of this Lease will not breach any provision in any agreement relating to the above described Premises.

          Nothing contained in this Paragraph shall affect the exercising of any right of Landlord to refuse to accept an assignment upon commencement or in connection with a bankruptcy, liquidation, reorganization or insolvency action or an assignment of Tenant for the benefit of creditors or other similar act. Nothing contained in this Lease shall be construed as giving or granting or creating an equity in the Premises to Tenant. In no event shall the leasehold estate under this Lease, or any interest therein, be assigned by voluntary or involuntary bankruptcy proceeding without the prior written consent of Landlord. In no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.

          The failure of Tenant to perform or honor any covenant, condition or representation made under this Lease shall constitute a default hereunder by Tenant upon expiration of the appropriate grace period hereinafter provided. Tenant shall have a period of ten (10) days following the date of written notice from Landlord within which to cure any default in the payment of Rent when otherwise due hereunder. Tenant shall have a period of thirty (30) days following the date of written notice from Landlord within which to cure any other default by Tenant under this Lease; provided, however, that if the nature of Tenant's failure is such that more than thirty (30) days is reasonably required to cure the same, Tenant shall not be in default so long as Tenant commences performance within such thirty (30) day period and thereafter prosecutes the same to completion. Upon an uncured default of this Lease by Tenant, Landlord shall have the following rights and remedies in addition to any other rights or remedies available to Landlord at law or in equity:

          (a) The rights and remedies provided for by California Civil Code Section 1951.2 including but not limited to, recovery of the worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of rental loss for the same period that Tenant proves could be reasonably avoided, as computed pursuant to subsection (b) of said Section 1951.2.

          (b) The rights and remedies provided by California Civil Code Section 1951.4 which allows Landlord to continue the Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due, for so long as Landlord does not terminate Tenant's right to possession; acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver upon Landlord's initiative to protect its interest under this Lease shall not constitute a termination of Tenant's right to possession.

          (c) The right to terminate this Lease by giving notice to Tenant in accordance with applicable law.

          (d) To the extent provided by law, the right and power to enter the Premises and remove therefrom all persons and property, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and to sell such property and apply such proceeds therefrom pursuant to applicable California law. Landlord may from time to time sublet the Premises or any part thereof for such term or terms (which may extend beyond the Lease Term) and at such Rent and such other terms as Landlord in its reasonable sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. Upon each subletting, (i) Tenant shall be immediately liable to pay Landlord, in addition to any other indebtedness other than Rent due from Tenant to Landlord hereunder, the reasonable cost of such subletting (to the extent allocable to the remaining Lease Term), including, but not limited to, reasonable attorneys' fees, and any real estate commissions actually paid, and the cost of such reasonable alterations and repairs incurred by Landlord and the amount, if any, by which the Rent hereunder allocable to the subleased premises for the period of such subletting (to the extent such period does not exceed the Lease Term) exceeds the amount to be paid as Rent by the subtenant for the subleased premises for such period or (ii) at the option of Landlord, rents received from such subletting shall be applied first to payment of indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs of such subletting and of such alterations and repairs; third, to payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same becomes due hereunder. If Tenant has been credited with any Rent to be received by such subletting under option (i) and such Rent shall not be promptly paid to Landlord by the subtenant(s), or if such rentals received from such subletting under option (ii) during any month be less than that to be paid during the month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant. Notwithstanding any such subletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such then uncured previous default.

          (e) The right to have a receiver appointed for Tenant upon application by Landlord in accordance with applicable laws, to take possession of the Premises and to apply any rental collected from the Premises and to exercise all other rights and remedies granted to Landlord pursuant to this Paragraph 22.

     B. Cross Default: As provided in Section 5.A of the Construction Agreement, any uncured default by Tenant under the Construction Agreement in the construction of the Shell Improvements and Interior Improvements for Building One, Building Two and Building Three occurring prior to the satisfaction of the requirements of such Section, shall entitle Landlord in accordance with the applicable provisions of the Construction Agreement to terminate all Three Leases (but in no event shall Landlord be required to exercise such remedy).

23. ABANDONMENT. Tenant shall not vacate or abandon the Building at any time during the Lease Term (except that Tenant may vacate so long as it pays Rent, provides a security service to check the Premises during normal business hours from Monday to Friday, and otherwise performs its obligations hereunder) and if Tenant shall abandon, vacate or surrender said Premises, or be dispossessed by the process of law, or otherwise, any personal property belonging to Tenant and left on the Premises shall be deemed to be abandoned, at the option of Landlord.

24. HAZARDOUS MATERIALS. Landlord and Tenant agree as follows with respect to the existence or use of "Hazardous Materials" (as defined herein) on, in, under or about the Premises and the real property located beneath said Premises and the Common Area (hereinafter collectively referred to as the "Property"):
     A. As used herein, the term "Hazardous Materials" shall mean any material, waste, chemical, mixture or byproduct which is or hereafter is defined, listed or designated under Environmental Laws (defined below) as a pollutant, or as a contaminant, or as a toxic or hazardous substance, waste or material, or any other hazardous, toxic, biohazardous, or radioactive material, waste, chemical, mixture or byproduct, or which is listed, regulated or restricted by any Environmental Law (including, without limitation, petroleum hydrocarbons or any distillates or derivatives or fractions thereof, polychlorinated biphenyls, or asbestos). As used herein, the term "Environmental Laws" shall mean any applicable Federal, State of California or local government law (including common law), statute, regulation, rule, ordinance, permit, license, order, requirement, agreement, or approval, or any determination, judgment, directive, or order of any executive or judicial authority at any level of Federal, State of California or local government (whether now existing or subsequently adopted or promulgated) relating to pollution or the protection of the environment, ecology, natural resources, or public health and safety.

     B. Tenant shall obtain Landlord's written consent, which shall not be unreasonably withheld, prior to the occurrence of any Tenant's Hazardous Materials Activities (defined below); provided, however, that Landlord's consent shall not be required for normal use in compliance with applicable Environmental Laws of customary landscaping, cleaning, household and office supplies, such as mild cleaners and other common janitorial supplies, lubricants and copier toner and personal use items, such as cigarettes and/or medicines. As used herein, the term "Tenant's Hazardous Materials Activities" shall mean any and all use, handling, generation, storage, disposal, treatment, transportation, discharge, or emission of any Hazardous Materials on, in, beneath, to, from, at or about the Property, in connection with Tenant's use of the Property, or by Tenant or by any of Tenant's agents, employees, contractors, vendors, invitees, visitors or its future subtenants or assignees (unless Tenant is released hereunder as to such assignee, in which event Tenant shall not be liable for activities of such assignee unless otherwise stated in any related Consent to Assignment agreement executed by Landlord and Tenant). Tenant agrees that any and all Tenant's Hazardous Materials Activities shall be conducted in strict, full compliance with applicable Environmental Laws at Tenant's expense, and shall not result in any contamination of the Property or the environment. Tenant agrees to provide Landlord with prompt written notice of any spill or release of Hazardous Materials at the Property during the term of the Lease of which Tenant becomes aware, and further agrees to provide Landlord with prompt written notice of any material violation of Environmental Laws in connection with Tenant's Hazardous Materials Activities of which Tenant becomes aware. If Tenant's Hazardous Materials Activities involve Hazardous Materials other than normal use of customary landscaping, cleaning, household and office supplies and personal use items, Tenant also agrees at Tenant's expense: (i) to install such Hazardous Materials monitoring, storage and containment devices as required by the governing agencies associated with any Tenant's Hazardous Materials Activities or otherwise specifically required by any governing agency of Tenant; (ii) provide Landlord with a written inventory of such Hazardous Materials (other than customary landscaping, cleaning, household and office supplies and personal use items), including an update of same each year upon the anniversary date of the Lease Commencement Date ("Anniversary Date"); and (iii) at any time that an Unaffiliated Assignee is the Tenant hereunder, Tenant shall every five (5) years thereafter on the respective anniversary of the Lease Commencement Date, retain a qualified environmental consultant, reasonably acceptable to Landlord, to evaluate whether Tenant is in compliance with all applicable Environmental Laws with respect to Tenant's Hazardous Materials Activities (with Tenant, at its expense, to submit to Landlord a report from such environmental consultant which discusses the environmental consultant's findings within two (2) months following the respective Lease Commencement Date). Tenant, at its expense, shall promptly undertake and complete any and all steps necessary, and in full compliance with applicable Environmental Laws, to fully correct any and all problems or deficiencies identified by the environmental consultant relating to Tenant's Hazardous Materials Activities, and promptly provide Landlord with documentation of all such corrections.

     C. Prior to termination or expiration of the Lease, Tenant, at its expense, shall (i) properly remove from the Property all Hazardous Materials which came to be located at the Property as a result of Tenant's Hazardous Materials Activities, and (ii) fully comply with and complete all facility closure requirements of applicable Environmental Laws regarding Tenant's Hazardous Materials Activities, including but not limited to (x) properly restoring and repairing the Property to the extent damaged by such closure activities, and (y) if applicable, obtaining from the local Fire Department or other appropriate governmental authority with jurisdiction a written concurrence that closure has been completed in compliance with applicable Environmental Laws. Tenant shall promptly provide Landlord with copies of all claims, notices, work plans, data and reports prepared, received or submitted in connection with any such closure activities.

     D. If Landlord, in its reasonable discretion, believes that the Property has become contaminated as a result of Tenant's Hazardous Materials Activities, Landlord in addition to any other rights it may have under this Lease or under Environmental Laws or other laws, may enter upon the Property and conduct inspection, sampling and analysis, including but not limited to obtaining and analyzing samples of soil and groundwater, for the purpose of determining the nature and extent of such contamination. Tenant shall promptly reimburse Landlord for the costs of such an investigation, including but not limited to reasonable attorneys' fees, Landlord incurs with respect to any such investigation that discloses Hazardous Materials contamination for which Tenant is liable under this Lease.
Except as may be required of Tenant by applicable Environmental Laws, Tenant shall not perform any invasive sampling, testing, or drilling to identify the presence of any Hazardous Materials at the Property, without Landlord's prior written consent which shall not be unreasonably withheld. Tenant shall promptly provide Landlord with copies of any claims, notices, work plans, data and reports prepared, received or submitted in connection with any sampling, testing or drilling performed pursuant to the preceding sentence.

     E. Tenant shall indemnify, defend (with legal counsel acceptable to Landlord, whose consent shall not unreasonably be withheld) and hold harmless Landlord, its employees, assigns, successors, members, and agents from and against any and all claims (including, but not limited to, third party claims from a private party or a government authority), liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not limited to reasonable attorneys', consultants' and other experts' fees and costs), and damages, which arise from or relate to: (i) Tenant's Hazardous Materials Activities; (ii) releases or discharges of Hazardous Materials at the Property during the time ALZA or an ALZA Affiliate is the Tenant under all Three Leases; (and during the time ALZA or an ALZA Affiliate is not the Tenant under all Three Leases, the reference to "Property" within this item (ii) shall be deemed changed to "Premises"); however, Tenant shall continue to be responsible for any Hazardous Materials contamination of the Common Area caused by Tenant's Hazardous Materials Activities), which occur during the Lease Term; (iii) any Hazardous Materials contamination caused by Tenant prior to the Lease Commencement Date; or (iv) the breach of any obligation of Tenant under this Paragraph 24 (collectively, "Tenant's Environmental Indemnification"). Tenant's Environmental Indemnification shall include but is not limited to the obligation to promptly and fully reimburse Landlord for losses in or reductions to rental income, and diminution in fair market value of the Property caused by or resulting from any such indemnified matter. Tenant's Environmental Indemnification shall further include but is not limited to the obligation to diligently and properly implement to completion, at Tenant's expense, any and all environmental investigation, removal, remediation, monitoring, reporting, closure activities, or other environmental response action (collectively, "Response Actions") associated with any such indemnified matter. Tenant shall promptly provide Landlord with copies of any claims, notices, work plans, data and reports prepared, received or submitted in connection with any Response Actions.

     F. It is agreed that the Tenant's responsibilities related to Hazardous Materials will survive the expiration or termination of this Lease and that Landlord may obtain specific performance of Tenant's responsibilities under this Paragraph 24. It is further acknowledged by the Parties that Exhibit E attached hereto reflects certain Hazardous Materials that Tenant and its environmental consultants, during their earlier analysis, inspection and testing of the Complex and certain adjacent property, determined existed on or about the Complex ("Existing Contamination"). The Parties agree that notwithstanding anything to the contrary in this Lease, Tenant's Environmental Indemnification shall not extend to, and Tenant shall have no responsibility, liability or indemnification obligation to Landlord under this Lease or at law for, any Hazardous Materials present in, on, under or about the Complex or any adjacent property as of the date of this Lease Agreement or for any Hazardous Materials in groundwater that may hereafter migrate to or under the Complex, including any such Existing Contamination (including, but not limited to, in the event of any release of any such Existing Contamination or any migration of any such Existing Contamination onto or off of the Complex), except to the extent, and then only to the extent, to which Tenant may contribute to any such Existing Contamination or may cause any such Existing Contamination to be released or migrate.

25. DESTRUCTION. In the event the Premises and/or Common Area is destroyed in whole or in part from any cause, except for routine maintenance and repairs and incidental damage and from destruction caused from vandalism and accidents for which Tenant is responsible under Paragraph 9, neither Landlord nor Tenant shall have the right to terminate this Lease except upon the occurrence of limited circumstances provided hereinbelow, and Landlord shall be obligated to rebuild or restore the Premises and/or Common Area so damaged or destroyed to its condition prior to the damage or destruction at Landlord's sole cost and expense, with the exception that Tenant shall be solely responsible for all or such portion of the deductible amount of any insurance coverage as is then reasonably allocable to the rebuilding or restoration of the Premises under the insurance policies then being carried by Landlord pursuant to Paragraph 15 hereof. In the event any other portion of the Complex is damaged or destroyed (such as either of the other two buildings in the Complex), Landlord shall not be obligated hereunder to rebuild or restore the same, but shall be obligated to cause such other portion of the Complex to be restored to a safe and aesthetically pleasing condition.

     Tenant shall be entitled to a reduction in Rent after the occurrence of such damage and while such rebuilding or restoration is being made in the proportion that the area of the Building rendered untenantable by such damage or destruction bears to the total area of the Building. Landlord shall within thirty (30) days after the occurrence of such damage or destruction, provide Tenant with Landlord's contractor's estimate of the time required to complete the rebuilding or restoration of the Premises or the Common Area. If it is reasonably estimated by Landlord's contractor that the rebuilding or restoration will exceed thirteen (13) months following the date of the occurrence of such damage or destruction, then Tenant shall have the right to terminate this Lease by giving written notice to Landlord within fifteen (15) days following receipt of Landlord's estimated time to rebuild or restore the Premises and/or Common Area. Notwithstanding anything herein to the contrary, Landlord's obligation to rebuild or restore the Building shall be limited to the Building and Interior Improvements (and any subsequent alterations, additions or improvements thereto) as they existed as of the date of such damage or destruction, but excluding (i) any Lab Equipment or any alterations, additions or improvements that are particular to using any portion of the Premises as a lab as distinguished from using it as an office, and (ii) any restoration of Tenant's trade fixtures, equipment, inventory or merchandise (with the items reflected in clauses (i) and (ii) collectively referred to as the "Excluded Items"). If Landlord does not complete the rebuilding or restoration within thirteen (13) months following the date of destruction (such period of time to be extended for delays caused by the fault or neglect of Tenant or because of Acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, rainy or stormy weather, inability to obtain materials, supplies or fuels, or other such delays beyond the reasonable control of Landlord or its contractors or subcontractors), then Tenant shall have the right to terminate this Lease by giving written notice to Landlord within fifteen (15) days after the expiration of said thirteen (13) month period (as such period may be extended by any of the foregoing enumerated excused delays). Landlord shall, within twenty (20) days after the occurrence of any matter which Landlord considers to constitute the basis for an excused delay, advise Tenant of such occurrence and the estimated excused delay that has been or will be occasioned thereby.

     Notwithstanding anything to the contrary in this Paragraph 25, if the Premises and/or Common Area is to be rebuilt and/or restored as provided for herein, and ALZA or an ALZA Affiliate is the Tenant under all Three Leases at the time of said destruction or damage, then Landlord and Tenant agree that: (a) Tenant shall
(i) enter into contracts with the general contractor(s) for the restoration or rebuilding and (ii) oversee the construction; (b) Landlord shall notify Tenant of the amount of the net insurance proceeds ("Net Insurance Proceeds") available to be applied to such restoration or rebuilding and provide adequate assurances to Tenant as to the future availability from Landlord of Landlord's Share (as hereinafter defined) of any additional amount, if any, which is required to fund the cost of such restoration or rebuilding (net of the Excluded Items) to the extent such cost exceeds the aggregate of such net insurance proceeds and any insurance deductible to be borne by Tenant (the "Non-Insured Cost"); (c) Tenant shall provide adequate assurances to Landlord as to the future availability for payment by Tenant of any insurance deductible to be borne by Tenant and of Tenant's Share (as hereinafter defined) of the Non-Insured Cost; (d) the Net Insurance Proceeds and Landlord's Share of the Non-Insured Cost shall be funded by Landlord during the course of such restoration or rebuilding by Tenant on a pro rata basis with Tenant's funding of any insurance deductible to be borne by Tenant and Tenant's Share (as hereinafter defined) of the Non-Insured Cost in the manner set forth below in this Paragraph 25 (with Landlord's Disbursement Share as used in this Paragraph to equate to the ratio of (i) the aggregate of the Net Insurance Proceeds and Landlord's Share of the estimated Non-Insured Cost to (ii) the aggregate of the Net Insurance Proceeds, the estimated Non-Insured Cost (both Landlord's Share and Tenant's Share) and the insurance deductible to be borne by Tenant (which should in all events equal the total estimated cost of such rebuilding or restoration); and (e) Tenant's right to terminate this Lease as a result of subsequent delays in construction shall be inapplicable. The Net Insurance Proceeds and Landlord's Share of any estimated Non-Insured Cost shall be disbursed to, or for the benefit of, Tenant in the following manner. Landlord shall be obligated, but not more than one time per month, within ten (10) business days after receipt of (i) an invoice from Tenant for any amounts then due and payable to Tenant's design and construction professionals or material suppliers for costs of such rebuilding or restoration, together with (ii) a detailed accounting reflecting the full expenditure of said amounts and all other amounts since paid and to be paid with the current disbursement from Landlord, to pay Landlord's Disbursement Share of any amounts properly shown on such invoice. Unless otherwise agreed by Landlord and Tenant, Landlord shall make its payment jointly to Tenant and the general contractor (or, if applicable, to the respective vendor) except in those instances where it is clearly demonstrated to Landlord that Tenant has already paid the amount in full for which reimbursement is then being sought (and any potentially applicable mechanic's liens, if any, have been released as respects the work to which such reimbursement is sought), in which event such payment shall be made directly to Tenant. Upon the completion of the rebuilding or restoration and determination of the final cost of such rebuilding or restoration, the amount of the Non-Insured Cost, if any, respectively funded by Landlord and Tenant shall be adjusted so as to cause (i) Tenant to fund the entirety of, but no more than, the amount of any applicable insurance deductible allocable to such rebuilding or restoration and Tenant's Share of the actual Non-Insured Cost, (ii) Landlord to fund the entirety of, but no more than, the amount of the Net Insurance Proceeds and Landlord's Share of the actual Non-Insured Cost and (iii) Landlord or Tenant, as applicable, to reimburse the other for any excess amount funded by the other. As used in this Paragraph,
(i) "Landlord's Share" shall mean a fraction where (a) the numerator is the Total Improvement Allowance ultimately funded by Landlord under the Construction Agreement for the design and construction of the Shell Improvements and Interior Improvements for the Complex and (b) the denominator is the sum of such Total Improvement Allowance so funded and Tenant's Excess Costs (as defined and used in Paragraph 19(A)(b) above) for the design and construction of the Shell Improvements and Interior Improvements (net of the Excluded Items) for the Complex, and (ii) "Tenant's Share" shall mean a fraction where (a) the numerator is Tenant's Excess Costs (as defined and used in Paragraph 19(A)(b) above) for the design and construction of the Shell Improvements and Interior Improvements (net of the Excluded Items) for the Complex and (b) the denominator is the sum of the Total Improvement Allowance so funded and Tenant's Excess Costs for the design and construction of the Shell Improvements and Interior Improvements (net of the Excluded Items) for the Complex. By way of example of the foregoing, assume that: (i) the total estimated cost of repairing the damage to the Improvements is $21,000,000, of which $1,000,000 relates to the estimated cost of repairing the damage to the Excluded Items; (ii) the insurance deductible is $5,000,000; (iii) the Net Insurance Proceeds are $12,000,000;
(iv) the Total Improvement Allowance funded by Landlord for the Complex was $35,000,000; and (v) the Tenant's Excess Costs for the design and construction of the Shell Improvements and Interior Improvements (net of the Excluded Items) was $17,500,000; then: (a) the Non-Insured Cost would be $3,000,000 (= $21,000,000 -$1,000,000 - $5,000,000 - $12,000,000); (b)
Landlord's Share would be 66.67 % (= $35,000,000 / ($35,000,000 +
$17,500,000)), and Landlord's Share of the Non-Insured Cost would be $2,000,100; (c) Tenant's Share would be 33.33 % (= $17,500,000
/ ($35,000,000 + $17,500,000)), and Tenant's Share of the Non-
Insured Cost would be $999,900; and (d) Tenant would also be responsible for funding the insurance deductible of $5,000,000 and the $1,000,000 cost of repairing the Excluded Items.

     Notwithstanding anything to the contrary herein, if Landlord elects to terminate the Lease as provided hereinbelow versus rebuilding and/or restoring said damage or destruction as provided for herein and Tenant does not exercise its right to require Landlord to rebuild or restore as provided for herein, Tenant shall not be liable for paying any insurance deductible related to such damage or destruction provided Tenant did not cause such damage or destruction; if Tenant elects to terminate the Lease as provided hereinbelow, Tenant shall be obligated to pay the insurance deductible; and if this Lease is not terminated, Tenant shall be obligated to pay the insurance deductible.

     Unless this Lease is terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect.
The Parties hereby expressly waive the provision of Section 1932, Subdivision 2, and Section 1933, Subdivision 4 of the California Civil Code.

     Notwithstanding the foregoing, (a) in the event that all or any portion of the Premises and/or Common Area is damaged or destroyed (i) within the final twenty four (24) months of the Initial Term of this Lease, or (ii) within the final twenty four
(24) months of any Extended Term of this Lease, to such an extent that Tenant cannot reasonably use the Premises for its intended purpose, then either Landlord or Tenant shall have the right to terminate this Lease, to be exercised by written notice to the other, delivered, if at all, within thirty (30) days following the date of such damage or destruction, provided that if there then remains any unexercised Option to Extend, Tenant may, within twenty (20) days following receipt of Landlord's notice of termination, give notice of its exercise of its Option to Extend the Lease Term, in which event such termination election by Landlord shall be rendered null and void, and (b) in the event that all or any portion of the Premises and/or Common Area is damaged or destroyed on or after the commencement of the Second Extended Term of this Lease under circumstances that are reasonably expected to result in a Non-Insured Cost that would under the provisions of this Paragraph 25 result in a requirement of Tenant to fund Tenant's Share of such Non-Insured Cost, then Tenant shall have the right to terminate this Lease, to be exercised by written notice to Landlord, delivered, if at all, prior to or within thirty (30) days following the date of Landlord's delivery to Tenant of notice of the amount of Net Insurance Proceeds available for rebuilding, provided that, Landlord may, within twenty (20) days following receipt of Tenant's notice of termination, give notice of Landlord's election to waive any requirement for there to be a Tenant's Share of such Non-Insured Cost, in which event such termination election by Tenant shall be rendered null and void and Landlord shall fund the entirety of the Non-Insured Cost (both Tenant's Share and Landlord's Share) and Tenant shall fund the amount of any applicable insurance deductible. Any notice of any election to terminate under this Paragraph shall be effective ninety (90) days after the date of the giving of such notice.

26. EMINENT DOMAIN. If all or any part of the Premises shall be taken by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, this Lease shall terminate as to any portion of the Premises so taken or conveyed on the date when title vests in the condemner, and Landlord shall be entitled to any and all payment, income, rent, award, or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance, and Tenant shall have no claim against Landlord or otherwise for the value of any unexpired Lease Term. Notwithstanding the foregoing sentence, any compensation specifically awarded Tenant for loss of business (including severance damages associated with Tenant's other business activities), Tenant's Lab Equipment, trade fixtures, personal property, moving costs or loss of goodwill, shall be and remain the property of Tenant.

     If (A) (i) any action or proceeding is commenced for the taking of the Premises or any material part thereof, or if Landlord is advised in writing by any entity or body having the right or power of condemnation of its intention to condemn the Premises or any material part thereof, or (ii) any of the foregoing events occur with respect to the taking of any material portion of the Common Area which make it impractical for Landlord to continue to lease the Building to Tenant with reasonable Common Area amenities, and (B) Landlord shall decide to discontinue the use and operation of the Complex, or decide to demolish or materially redesign and rebuild the Complex, then, in any of such events Landlord shall have the right to terminate this Lease by giving Tenant written notice thereof and this Lease shall then terminate on the date preceding the date of conveyance.

     In the event of such a partial taking or conveyance of the Premises, if the portion of the Premises taken or conveyed is so substantial that the Tenant can no longer reasonably conduct its business, Tenant shall have the privilege of terminating this Lease within sixty (60) days following the date of such taking or conveyance, upon written notice to the Landlord of its intention so to do, and upon giving of such notice this Lease shall terminate on the last day of the calendar month next following the month in which such notice is given, upon payment by Tenant of the Rent (apportioned in such manner as provided in the following paragraph) from the date of such taking or conveyance to the date of termination.

     If a portion of the Premises and/or Complex be taken by condemnation or conveyance in lieu thereof and neither Landlord nor Tenant shall terminate this Lease as provided herein, this Lease shall continue in full force and effect as to the part of the Premises not so taken or conveyed and the recipient of the award shall restore the Premises and/or Complex to the extent reasonably practicable, and the Rent herein shall be apportioned as of the date of such taking or conveyance so that thereafter the Rent to be paid by Tenant shall be in the ratio that the area of the portion of the Premises not so taken or conveyed bears to the total area of the Premises prior to such taking.

27. SALE OR CONVEYANCE BY LANDLORD. In the event of a sale or conveyance of the Premises or the Complex or any interest therein by any owner of the reversion then constituting Landlord, upon written assumption by the successor in interest of the obligations and liabilities under this Lease, the transferor shall thereby be released from any then current and any further liability upon any of the terms, covenants or conditions (express or implied) herein contained in favor of Tenant, and in such event, insofar as such transfer is concerned, Tenant agrees to look solely to the responsibility of the successor in interest of such transferor in and to the Premises and this Lease. This Lease shall not be affected by any such sale or conveyance, and Tenant agrees to attorn to the successor in interest of such transferor. Notwithstanding anything to the contrary above, if Landlord sells or otherwise conveys its interest in the Premises or Complex, Landlord shall not be relieved of its obligations under the Lease, unless Landlord's successor in interest assumes, in writing, Landlord's obligations under the Lease.

28. ATTORNMENT TO LENDER OR THIRD PARTY. In the event the interest of Landlord in the Premises and/or Complex is encumbered by deed of trust, and such interest is acquired by the Lender or any third party through judicial foreclosure or by exercise of a power of sale at private trustee's foreclosure sale, Tenant hereby agrees to attorn to the purchaser at any such judicial foreclosure or foreclosure sale and to recognize such purchaser as the Landlord under this Lease. In the event the lien of the deed of trust securing the loan from a Lender to Landlord is prior and paramount to this Lease, this Lease shall nonetheless continue in full force and effect for the remainder of the unexpired Term, at the same Rental herein reserved and upon all the other terms, conditions and covenants herein contained.

29. HOLDING OVER. Any holding over by Tenant after expiration or other termination of the Lease Term with the written consent of Landlord delivered to Tenant shall not constitute a renewal or extension of the Lease or give Tenant any rights in or to the Premises except as expressly provided in this Lease. Any holding over after the expiration or other termination of the Lease Term, with the consent of Landlord, shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable except that the monthly Basic Rent shall be increased to an amount equal to one hundred fifty (150%) percent of the monthly Basic Rent required during the last month of the Lease Term.

30. CERTIFICATE OF ESTOPPEL. Tenant and/or Landlord shall at any time upon not less than ten (10) days prior written notice from the other party execute, acknowledge and deliver to the requesting party a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to the party's knowledge, any uncured defaults on the part of the requesting party hereunder, or specifying such defaults, if any, are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises, or any assignee or subtenant of the Premises. A requested party's failure to deliver such statement within such time shall be conclusive upon the requested party that this Lease is in full force and effect, without modification except as may be represented by the requesting party; that there are no uncured defaults in the requesting party's performance, and that not more than one month's Rent has been paid in advance. Landlord and Tenant further agree to appropriately and timely respond to the respective reasonable inquiries of the auditors of the other party, but such response shall be limited to the respective knowledge of the responding party.

31.  CONSTRUCTION CHANGES - NOT APPLICABLE

32. RIGHT OF LANDLORD TO PERFORM. All terms, covenants and conditions of this Lease to be performed or observed by Tenant shall be performed or observed by Tenant at Tenant's sole cost and expense and without any reduction of Rent. If Tenant shall fail to pay any sum of money, or other Rent, required to be paid by it hereunder or shall fail to perform any other term of covenant hereunder on its part to be performed, and such failure shall continue for twenty (20) days after written notice thereof by Landlord, Landlord, without waiving or releasing Tenant from any obligation of Tenant hereunder, may, but shall not be obliged to, make any such payment or perform any such other term or covenant on Tenant's part to be performed. All sums so paid by Landlord and all necessary costs of such performance by Landlord together with interest thereon at the rate of Bank of America's Prime Rate (or equivalent rate thereof) of interest plus five percent (5%) per annum, but in no event greater then the maximum rate of interest permitted by applicable law, from the date of such payment or performance by Landlord, shall be paid (and Tenant covenants to make such payment) to Landlord within ten
(10) business days after demand by Landlord, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of nonpayment by Tenant as in the case of failure by Tenant in the payment of Rent hereunder.

33.  ATTORNEYS' FEES.
     A. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease, or for any other relief against the other party hereunder, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

     B. In addition to any other rights of Landlord under this Lease to defense or indemnification by Tenant, should Landlord be named by a third party as a defendant in any suit brought by such third party principally against Tenant in connection with or arising out of Tenant's alleged improper or tortious conduct associated with the Premises or the Complex, Tenant shall pay to Landlord Landlord's reasonable costs and expenses incurred in such suit, including reasonable attorney's fees (but Landlord agrees to cooperate with Tenant in Tenant's efforts to provide a joint defense to such suit or otherwise to minimize the costs of such defense or the settlement of such suit.)

34. WAIVER. The waiver by either party of the other party's failure to perform or observe any term, covenant or condition herein contained to be performed or observed by such waiving party shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent failure of the party failing to perform or observe the same or any other such term, covenant or condition therein contained, and no custom or practice which may develop between the parties hereto during the Lease Term shall be deemed a waiver of, or in any way affect, the right of either party to insist upon performance and observance by the other party in strict accordance with the terms hereof.

35. NOTICES. All notices, demands, requests, advices or designations which may be or are required to be given by either party to the other hereunder shall be in writing. All notices, demands, requests, advices or designations by Landlord to Tenant shall be sufficiently given, made or delivered if personally delivered to or sent to Tenant by United States certified or registered mail, postage prepaid or by a reputable same day or overnight courier service addressed to Tenant at 950 Page Mill Road, Palo Alto, CA 94303, Attn: Manager Corporate Real Estate ( and if such notice constitutes a notice of default under this Lease, then an additional copy shall be sent to Tenant at 950 Page Mill Road, Palo Alto, CA 94303, Attn: General Counsel, Legal Department). All notices, demands, requests, advices or designations by Tenant to Landlord shall be sufficiently given, made or delivered if personally delivered to or sent to Landlord by United States certified or registered mail, postage prepaid, or by a reputable same day or overnight courier service addressed to Landlord at its offices at c/o Peery/Arrillaga, 2560 Mission College Blvd., Suite 101, Santa Clara, CA 95054 Attn: Richard T. Peery. Each notice, request, demand, advice or designation referred to in this Paragraph shall be deemed received on the date of receipt or refusal to accept receipt at the address so provided for notices if sent in the manner herein provided, as the case may be. Either party shall have the right, upon ten
(10) days written notice to the other, to change its address for notices as provided herein; however, Landlord shall send Tenant notices to only one address (provided that in the event of a notice of default, Landlord will provide an additional copy of such notice of default to such one additional addressee as may be duly notified by Tenant to Landlord in accordance with the provisions of this Lease).

36. EXAMINATION OF LEASE. Submission of this instrument for examination or signature by either Tenant or Landlord does not constitute a reservation of or option for a Lease, and this instrument is not effective as a lease or otherwise until its execution and delivery by both Landlord and Tenant.

37. DEFAULT BY LANDLORD. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event earlier than (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord's obligations is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

38. CORPORATE AUTHORITY. If Tenant is a corporation (or a partnership), each individual executing this Lease on behalf of said corporation (or partnership) represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation (or partnership) in accordance with the by-laws of said corporation (or partnership in accordance with the partnership agreement) and that this Lease is binding upon said corporation (or partnership) in accordance with its terms. If Tenant is a corporation, Tenant shall, within thirty
(30) days after execution of this Lease, deliver to Landlord a certified copy of the resolution of the Board of Directors of said corporation authorizing or ratifying the specific execution of this Lease by the individual executing said Lease. In lieu of said corporate resolution, Tenant may provide Landlord with an outside legal opinion stating that the parties executing this Lease on behalf of Tenant are authorized to do so by the Board of Directors.

39. LIMITATION OF LIABILITY. In consideration of the benefits accruing hereunder, Tenant and all successors and assigns to Tenant as respects Tenant's interest under this Lease, covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:

     (A) the sole and exclusive remedy shall be against Landlord's interest in the Premises leased herein;

     (B) no constituent member and/or no partner of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of the limited liability company or partnership);

     (C) no service of process shall be made against any constituent member or partner of Landlord (except as may be necessary to secure jurisdiction of the limited liability company or partnership);

     (D) no constituent member or partner of Landlord shall be required to answer or otherwise plead to any service of process;

     (E) no judgment will be taken against any constituent member or partner of Landlord;

     (F) any judgment taken against any constituent member or partner of Landlord may be vacated and set aside at any time without hearing;

     (G) no writ of execution will ever be levied against the assets of any constituent member or any partner of Landlord; and

     (H) these covenants and agreements are enforceable both by Landlord and also by any constituent member or any partner of Landlord.

     Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or at common law with respect to this Lease or the Construction Agreement.

40.  SIGNS.    No sign, placard, picture, advertisement, name or
notice shall be inscribed, displayed or printed or affixed on or to any part of the outside of the Premises or any exterior windows of the Premises without the written consent of Landlord first had and obtained and Landlord shall have the right, if Tenant shall fail to have obtained such consent, to remove any such sign, placard, picture, advertisement, name or notice to and at the expense of Tenant. If Tenant is allowed to print or affix or in any way place a sign in, on, or about the Premises, upon expiration or other sooner termination of this Lease, Tenant at Tenant's sole cost and expense shall both remove such sign and repair all damage in such a manner as to restore all aspects of the appearance of the Premises to the condition prior to the placement of said sign.

     All approved signs or lettering on any outside doors or walls of the Building shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved of by Landlord (provided that such approval shall not be required if ALZA or an ALZA Affiliate is then the Tenant).

     Tenant shall not place anything or allow anything to be placed near the glass of any window, door partition or wall which may appear unsightly from outside the Premises.

     Notwithstanding anything to the contrary above, at any time during the Lease Term that ALZA (and/or any ALZA Affiliates) is the tenant under all Three Leases, Landlord's approval shall not be required; provided Tenant complies with all governing agency requirements for said signage.

     In addition to the foregoing, at any time during the Lease Term that ALZA (and/or any ALZA Affiliates) is the tenant under at least two of the Three Leases, Tenant shall have the exclusive right, subject to obtaining the prior approval of Landlord thereto, which approval shall not be unreasonably withheld, to name the Complex after Tenant's corporate identity or the name or nature of any business conducted on the Complex (as the name or nature of its business may change from time to time), such as, but not limited to, "ALZA Plaza", which name is hereby approved by Landlord, and Tenant shall have the right to construct an appropriately sized and tastefully designed monument signage ("Complex Sign") at such location or locations on the Complex adjoining the dedicated streets as may be reasonably approved by Landlord and otherwise in compliance with the City's requirements. Neither Landlord nor Tenant shall cause the Complex Sign to be named after any business which is then reasonably considered to be a business competitor of Landlord or any of its constituent members. In addition, the tenant of each of the Three Buildings shall be entitled to erect a monument sign identifying its business conducted in such building ("Building Sign"), which Building Sign shall be in a location approved by Landlord and in close proximity to such building. In all events, any Building Sign shall be smaller in size and in a subservient location to that of the Complex Sign.

41. CONSENT. Whenever the consent of one party to the other is required hereunder, such consent shall not be unreasonably withheld.

42. AUTHORITY TO EXECUTE. The parties executing this Lease hereby warrant and represent that they are properly authorized to execute this Lease and bind the parties on behalf of whom they execute this Lease and to all of the terms, covenants and conditions of this Lease as they relate to the respective parties hereto.

43. BROKERS. Upon the Lease Commencement Date and after Landlord shall have received from Tenant (i) payment in full of the first month's Rent, (ii) an insurance certificate evidencing Tenant's liability insurance coverage as required under Paragraph 13, (iii) an acceptable corporate authority as provided in Paragraph 38, (iv) a copy of the Occupancy Permit for the Premises and (v) a full, unconditional lien release for the complete construction of the Premises, Landlord shall pay a brokerage commission to Catalyst Real Estate Group in the amount of $100,000.00 respecting Tenant's leasing of the Premises under the terms of this Lease, pursuant to a separate written agreement between Landlord and Catalyst Real Estate Group. Nothing herein shall preclude Tenant from agreeing to pay any supplemental compensation to Catalyst Real Estate Group for its services rendered to or on behalf of Tenant. Except as provided above, each of Landlord and Tenant represents and warrants to the other that no party is entitled to any real estate brokerage or salesperson commission or any finders' fee as a result of such party's action in connection with the leasing of the Premises to Tenant. Each of Landlord and Tenant shall save, protect, defend, indemnify and hold the other harmless from and against any claim to the contrary by any salesperson, broker or finder based upon such salesperson's, broker's or finder's relationship with such party.

44. FIRST OPTION TO EXTEND: Landlord hereby grants to Tenant an Option to Extend ("First Option to Extend") this Lease for an additional ten (10) year period upon the following terms and conditions;
     A. Tenant shall give Landlord written notice of Tenant's exercise of this First Option to Extend not later than twelve months prior to the expiration date of the Initial Term, in which event this Lease shall be extended for an additional ten (10) years ("First Extended Term") on all of the terms and conditions of this Lease except that the Basic Rent shall be adjusted as set forth below and this Paragraph 44 shall be of no further force and effect and deemed deleted thereby. In the event that Tenant fails to timely exercise Tenant's option as set forth herein in writing, Tenant shall have no further Option to Extend this Lease, and this Lease shall continue in full force and effect for the full remaining Term, absent this Paragraph 44 and Paragraph 45 below.

     B. It is hereby agreed that (i) the monthly Basic Rent for the first year of the First Extended Term shall increase by $** per square foot per month over the monthly Basic Rent for the last month in the Initial Term (i.e. if said Building is 120,000 square feet and the monthly Basic Rent for the last month in the Initial Term is $** per square foot per month); 120,000 x ** = $**), and (ii) commencing on the anniversary following the date of commencement of the First Extended Term, and on each successive anniversary thereafter, the monthly Basic Rent (as provided for in Paragraph 4A) for each succeeding one (1) year period of the First Extended Term, shall be increased over the monthly Basic Rent in effect immediately prior to such anniversary by a percentage amount thereof equivalent to the percentage increase in the CPI (as defined below) with respect to the period from the calendar month preceding the date of commencement of the respective one (1) year period of the Lease Term (including the month preceding the date of commencement of the First Extended Term) to the calendar month immediately preceding the date of expiration of the respective one (1) year period of the Lease Term; For example: if the Rent Commencement Date is November 1, 1999, then the Basic Rent adjustment would be based on the increase in the Index from October 2014 to October 2015; from October 2015 to October 2016; from October 2016 to October 2017; from October 2017 to October 2018; from October 2018 to October 2019; from October 2019 to October 2020; from October 2020 to October 2021; from October 2021 to October 2022; and from October 2022 to October 2023; provided, however, that
(i) in no event shall the monthly Basic Rent for any one (1) year period of the First Extended Term, after adjustment, be less than the monthly Basic Rent in effect at the expiration of the one (1) year period of the Lease Term immediately preceding, and (ii) in the event the CPI declines in one year from the immediately preceding year CPI and then escalates the following year, the following year's CPI increase shall be the net increase over the prior two year period (or such longer period if the CPI had fallen below its prior level for a period of two years or more). For Example; if the CPI Index for October 2013 is 152.1 and the CPI Index for October 2014 is 147.5, the change in the CPI Index is 147.5 / 152.1 = -3%; therefore no increase shall be due for the year commencing November 2014; if the CPI index for October 2015 is 154.9, the net CPI increase from October 2013 to October 2015 shall be 1.84%.

     Subject to the terms stated herein, the monthly Basic Rent shall be subject to a CPI adjustment on the following dates (assuming a November 1, 1999 Rent Commencement Date): 11/01/15, 11/01/16, 11/01/17, 11/01/18, 11/01/19, 11/01/20, 11/01/21,
11/01/22 and 11/01/23.

     The First Extended Term's monthly Basic Rent, as stated above, shall be adjusted, commencing on the first anniversary following the date of commencement of the First Extended Term, in accordance with the following formula based on the Consumer Price Index for all Urban Consumers, subgroup "All Items", San Francisco-Oakland-San Jose, California Metropolitan Area (1982-84 = 100) published by the Bureau of Labor Statistics, U.S. Department of Labor (the "CPI" or "Index") which is published for the calendar month which most nearly precedes each and every adjustment date (the "Beginning Index") and the Index which is published for the calendar month which most nearly precedes each and every anniversary of the adjustment date (the "Adjustment Index"). The initial "CPI" adjusted Basic Rent shall be calculated by adding to the monthly Basic Rent due for the first year of the First Extended Term an amount calculated by multiplying the monthly Basic Rent due for the first year of the First Extended Term by the percent increase in the Index (to wit: the percent increase from Beginning Index for the calendar month which immediately precedes the date of commencement of the First Extended Term to the Adjustment Index for the calendar month which immediately precedes the first anniversary of the date of commencement of the First Extended Term). The Basic Rent for each succeeding one-year period will be determined by using the same formula applied to the prior year's adjusted monthly Basic Rent.

     Landlord will as soon as practicable, notify Tenant in writing of each CPI increase and the adjusted Basic Rent, and Tenant will make any Basic Rent payments falling due more than ten (10) days after the receipt of notice of such adjusted Basic Rent in the adjusted amount (and if such notice shall be delayed so that Tenant shall have theretofore underpaid the Basic Rent applicable to the period since the last anniversary of the date of commencement of the First Extended Term, Tenant shall, within ten (10) days following receipt from Landlord of notice of the amount of such underpayment, pay such previously underpaid amount. If the Index is changed so that the Base Year of the Index differs from that used as of the month immediately preceding the month in which the term commences, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the term, such other government index or other computation with which it is replaced or if not replaced, which most closely resembles it, shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised. If the Index is no longer published on a monthly basis, and it is no longer published for the respective calendar month immediately preceding the date of commencement of the First Extended Term, then the Index for such calendar month for which the Index is published which most nearly precedes the date of commencement of the First Extended Term shall instead be used. Each annual increase in the Basic Rent will be calculated as shown below in the example displayed (based on the below reflected Basic Rent and CPI adjustment assumptions):


           CPI Calculation Example
                            CPI ANNUAL
EXAMPLE        CPI CHANGE   INCREASE %


CPI increase   156.0 * 11/15  2.56%
               152.1 * 11/14
(*factors used
for example only)

Basic Rent @ 10/15          $**
Increase of 2.56%           $**

New Adjusted Basic Rent
commencing the second year
of the First Extended Term  $**

     C. Increased Security Deposit: Subject to the terms of Paragraph 4G, in the event the term of Tenant's Lease is extended pursuant to this Paragraph 44, Tenant's Security Deposit, if then required under Paragraph 4G, shall be increased to equal twice the anticipated Basic Rental due for the last month of the First Extended Term.

45. SECOND OPTION TO EXTEND. Provided Tenant has extended the Lease for an additional ten (10) year period as set forth in Paragraph 44 above, Landlord hereby grants to Tenant an Option to Extend ("Second Option to Extend") this Lease for an additional term equal to nine (9) years and eleven (11) months reduced day for day by (i) any Early Occupancy Period as provided in Paragraph 2C above, and (ii) the period between the date of execution of this Lease and the Lease Commencement Date (the "Build-Out Period") except to the extent that legal counsel for Tenant delivers to Landlord and Tenant prior to the exercise of the Second Option to Extend, a legal opinion to the effect that all or some portion of such Build-Out Period is not includible for Proposition 13 reassessment purposes in the calculation of the overall maximum term of this Lease (which term was to be in all events less than 35 years in duration as of the date of execution of this Lease), in which event such portion of the Build-Out Period which has been so determined not to be includible for Proposition 13 purposes shall not be deducted from such nine year and eleven month term (as so calculated, the "Second Extended Term") on the following terms and conditions;

     A. Tenant shall give Landlord written notice of Tenant's exercise of this Second Option to Extend not later than twelve months prior to the expiration date of the First Extended Term, in which event this Lease shall be extended for the Second Extended Term on all of the terms and conditions of this Lease, except that the Basic Rent shall be adjusted as set forth below and this Paragraph 45 shall be of no further force and effect and deemed deleted thereby. In the event that Tenant fails to timely exercise Tenant's option as set forth herein in writing, Tenant shall have no further Option to Extend this Lease, and this Lease shall continue in full force and effect for the full remaining Lease Term, absent this Paragraph 45.

     B. The Second Extended Term's monthly Basic Rent shall be adjusted based on annual adjustments in the CPI in an identical manner to that provided in Paragraph 44 above with respect to the First Extended Term, with the first adjustment during the Second Extended Term to be effective as of the date of commencement of the Second Extended Term. The initial "CPI" adjusted Basic Rent for the Second Extended Term shall be calculated by adding to the monthly Basic Rent during the last month of the First Extended Term an amount calculated by multiplying the monthly Basic Rent during the last month of the First Extended Term by the percent increase in the Index over the last year of the First Extended Term (to wit: the percent increase from Beginning Index for the calendar month which immediately preceded the date of commencement of the last year of the First Extended Term to the Adjustment Index for the calendar month which immediately preceded the date of commencement of the Second Extended Term). The Basic Rent for each succeeding one-year period will be determined by using the same formula applied to the prior year's adjusted monthly Basic Rent. Assuming the Initial Term commences on November 1, 1999, the Second Extended Term would commence on November 1, 2024 and such CPI adjustments would be determined with respect to the following annual periods: from October 2023 to October 2024; from October 2024 to October 2025; from October 2025 to October 2026; from October 2026 to October 2027; from October 2027 to October 2028; from October 2028 to October 2029; from October 2029 to October 2030; from October 2030 to October 2031; from October 2031 to October 2032 and from October 2032 to October 2033 provided, however, that (i) in no event shall the monthly Basic Rent for any one (1) year period of the Second Extended Term, after adjustment, be less than the monthly Basic Rent in effect at the expiration of the prior one (1) year period, and (ii) in the event the CPI declines in one year from the immediately preceding year CPI and then escalates the following year, the following year's CPI increase shall be the net increase over the prior two year period (or such longer period if the CPI had fallen below its prior level for a period of two years or more).

     Subject to the terms stated herein, the monthly Basic Rent shall be subject to a CPI adjustment on the following dates (assuming the Initial Term commences on November 1, 1999):
11/01/24, 11/01/25, 11/01/26, 11/01/27, 11/01/28, 11/01/29,
11/01/30, 11/01/31, 11/01/32 and 11/01/33.

     The respective obligations of Landlord and Tenant as to notice of and payment of any CPI adjustments to Basic Rent shall be as provided in Paragraph 44 above as to the First Extended Term, and the provisions thereof relating to any change in the manner of calculation or publishing of the CPI shall similarly apply during the Second Extended Term.

     C. Increased Security Deposit: Subject to Paragraph 4G, in the event the term of Tenant's Lease is extended pursuant to this Paragraph 45, Tenant's Security Deposit shall if then required under Paragraph 4G, be increased to equal twice the anticipated Basic Rental due for the last month of the Second Extended Term.

46. FIRST RIGHT OF REFUSAL EXCLUSIVE TO ALZA OR AN ALZA AFFILIATE. In the event (i) ALZA or an ALZA Affiliate is the Tenant under this Lease or this Lease has expired and ALZA or an ALZA Affiliate was the Tenant under this Lease at the time of such expiration (but the First Right of Refusal granted herein shall in no event extend to any Unaffiliated Assignee) and (ii) provided Tenant is not in default pursuant to Paragraph 22 ("Bankruptcy and Default") of this Lease (i.e. Tenant has received notice of a default under this Lease and the applicable cure period has expired and Tenant has not then cured such default), in any of the terms, covenants, and conditions of this Lease (or if this Lease has then terminated, that this Lease was not terminated as a result of any default of Tenant), and (iii) the net worth of ALZA or such ALZA Affiliate at such time equals or exceeds the amount provided in Paragraph 19C related to an assignment of this Lease, then Tenant, during and after the expiration of the Lease Term and subject to the provisions hereinafter contained, shall have the First Right of Refusal to lease this Building, or any portion of the Building then being separately offered by Landlord for lease (hereinafter referred to as "First Right Space") upon the following terms and conditions (provided that if Landlord is offering this Building for lease together with all or any portion of Building Two and/or Building Three, the First Right Space shall include all of the space in the Complex so offered for lease, but shall not include any space outside of the Complex, and Tenant, if it exercises such First Right of Refusal, shall be required to exercise it with respect to the entirety of the First Right Space):

     A. Landlord agrees that in the event Landlord receives an offer from a third party(s) to lease all or any portion of this Building at a rental and upon terms and conditions which are satisfactory to Landlord, Landlord shall, prior to executing a lease agreement with a third party for said First Right Space, offer said First Right Space to Tenant at the same rental and other economic terms and conditions upon which Landlord is willing to lease said First Right Space to the third party. Tenant shall have ten days after receipt of written notice of said rental and other economic terms and conditions in which to accept said rental and other economic terms and conditions in writing; provided, however, that if such proposal contains any unusually restrictive provision (such as a use clause that would restrict Tenant from the uses permitted by any assignee hereunder) such provision shall be inapplicable to Tenant in the event of the acceptance of the rental and other economic terms and conditions so offered. In the event Tenant rejects or fails to accept said rental and other economic terms and conditions so presented by Landlord within such ten day period, and Landlord proceeds within one hundred eighty days thereafter to lease such First Right Space to such third party upon terms no more favorable to the third party than the rental and other economic terms as presented to Tenant, then Tenant shall have no further first right of refusal for such First Right Space (but if Landlord does not so lease the First Right Space, then such first right of refusal shall be reinstated as to such First Right Space). In the event Tenant so accepts said rental and other economic terms and conditions, Tenant must execute a lease agreement for said First Right Space within twenty (20) days from receipt of a lease agreement from Landlord which conforms to such accepted terms and which embodies the terms and conditions which are then customarily acceptable to landlords in the local geographic area for leased premises and tenants of the size and nature of the First Right Space and the then Tenant. Landlord and Tenant shall act reasonably in considering and deciding whether and how to incorporate any comments of Landlord or Tenant as to the terms and conditions of the proposed lease agreement. If Tenant fails to execute such a lease agreement within such twenty day period, Tenant shall have no further first right of refusal for said First Right Space, and Landlord shall be free to execute a lease with a third party without further obligation to Tenant with respect to said First Right Space so offered to Tenant.

     B. The first right of refusal of Tenant under this Paragraph 46 are granted for the benefit of ALZA and any ALZA Affiliate, and may not be otherwise assigned or transferred by Tenant. The rights and obligations of Tenant and Landlord under this Paragraph 46 shall survive the expiration of the Lease Term.

47.  MISCELLANEOUS AND GENERAL PROVISIONS.
     A. Use of Building Name. Tenant shall not, without the written consent of Landlord, use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises, provided that for so long as the Building or Complex is bearing the name designated by ALZA or any ALZA Affiliate pursuant to Paragraph 40 hereof, ALZA or any ALZA Affiliate may use such name as it considers appropriate. Conversely, for so long as the Building or Complex is bearing the name designated by ALZA or any ALZA Affiliate, Landlord shall not use the name except as a reference to the Building or Complex.

     B. Choice of Law; Severability. This Lease shall in all respects be governed by and construed in accordance with the laws of the State of California in the jurisdiction of Santa Clara County. If any provision of this Lease shall be invalid, unenforceable or ineffective for any reason whatsoever, all other provisions hereof shall be and remain in full force and effect.

     C. Definition of Terms. The term "Premises" includes the space leased hereby and any improvements now or hereinafter installed therein or attached thereto. The term "Landlord" or any pronoun used in place thereof includes the plural as well as the singular and the successors and assigns of Landlord. The term "Tenant" or any pronoun used in place thereof includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations, and their and each of their respective heirs, executors, administrators, successors and permitted assigns, according to the context hereof, and the provisions of this Lease shall inure to the benefit of and bind such heirs, executors, administrators, successors and permitted assigns. The term "ALZA Affiliate" shall mean any person or entity that at such time as it may become the tenant under any of the Three Leases meets one or more of the following requirements:
(i) is directly, or indirectly through one or more intermediaries, in control of, or controlled by or under common control with ALZA; (ii) is the successor to ALZA or any other ALZA Affiliate by merger, including an acquisition of all or substantially all of the assets of any such entity or any division operated by such entity; or (iii) is a corporation, joint venture, partnership, limited liability company, trust or other entity in which at least fifty percent of the beneficial ownership is then held by ALZA or an ALZA Affiliate. As used in the preceding sentence, the term "control" means holding 50% or more of (i) the voting stock or (ii) both profits and capital interests, as applicable, of any entity.

     The term "person" includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations. The term "including" means including, but not limited to. Words used in any gender include other genders. If there be more than one Tenant the obligations of Tenant hereunder are joint and several. The paragraph headings of this Lease are for convenience of reference only and shall have no effect upon the construction or interpretation of any provisions hereof.

     D. Time Of Essence. Time is of the essence of this Lease and of each and all of its provisions.

     E. Quitclaim. At the expiration or earlier termination of this Lease, Tenant shall execute, acknowledge and deliver to Landlord, within ten (10) days after written demand from Landlord to Tenant, any quitclaim deed or other document reasonably required by any reputable title company, licensed to operate in the State of California, to remove the cloud or encumbrance created by this Lease on the Property and/or Complex of which Tenant's Premises are a part.

     F. Incorporation of Prior Agreements; Amendments. This Lease along with any exhibits and attachments hereto and the related Construction Agreement constitutes the entire agreement between Landlord and Tenant relative to the leasing by Tenant from Landlord of the Premises and this Lease and the exhibits and attachments may be altered, amended or revoked only by an instrument in writing signed by both Landlord and Tenant. Landlord and Tenant agree hereby that all prior or contemporaneous oral agreements between and among themselves and their agents or representatives relative to the leasing of the Premises are merged in or revoked by this Lease.

     G. Recording. Landlord and Tenant shall record a short form memorandum hereof in the form attached hereto as Exhibit F.

     H. Diminution of Light, Air or View. Tenant covenants and agrees that no diminution or shutting off of light, air or view by any structure which may be hereafter erected (whether or not by Landlord) shall in any way affect this Lease, entitle Tenant to any reduction of Rent hereunder or result in any liability of Landlord to Tenant.

48. AGREEMENT NOT TO CAPITALIZE REPAIRS AND/OR REPLACEMENTS TO PREMISES, ETC. Landlord's willingness to enter into this Lease with Tenant under the terms stated herein and for the benefit of Tenant and for valuable consideration, which is hereby acknowledged, the following agreement between the parties affects the interpretation of the foregoing provisions of this Lease or any rights that might otherwise exist in favor of Tenant at law with respect to the leasing of the Premises from Landlord.

     Tenant understands and acknowledges that this Lease shall be deemed and construed to be a "net lease" and during the Initial Term, and any Extended Term(s), of this Lease that Tenant shall pay Landlord, the Rent and other payments due hereunder, free of any charges, assessments, impositions, expenses or deductions of any kind and without abatement, deduction or setoff unless otherwise expressly provided in this Lease, and Landlord shall not be expected or required as a result of the relationship between Landlord and Tenant created by this Lease, to be obligated to make any payment to or on behalf of Tenant or be under any other obligation to Tenant hereunder except to the extent specifically provided in this Lease, and Tenant agrees to pay all costs and expenses of every kind which may arise or become due from Tenant under the provisions of this Lease during the Initial Term and any Extended Term(s). Except as expressly provided in this Lease or the Construction Agreement, Landlord shall not be liable and/or responsible under the provisions of this Lease for contributing any money for any maintenance, repairs and/or replacement of the Premises or any part thereof and as to the maintenance, repairs or replacement obligations of Tenant under this Lease, Tenant waives any and all rights it might otherwise have to assert that such expenditure is more appropriately a Landlord expenditure which should be treated as a capital expenditure and/or to be amortized as an item of Additional Rent hereunder. For example, if during the Lease Term (including any Extended Term(s)), a portion or the entire roof membrane and/or HVAC system needs to be repaired or replaced, such expenditure shall not be treated as a capital expenditure to be borne by Landlord, but rather Tenant shall be responsible, upon such occurrence, for bearing the entire cost for such repair and/or replacement. Nothing herein shall be deemed to relieve Landlord from its express obligations under this Lease or the Construction Agreement, including, but not limited to, Landlord's obligations under Paragraph 25 hereof in the event of damage or destruction, or under the various provisions herein applicable to Landlord's maintenance and repair obligations with respect to the Common Area if the Tenant hereunder is not then the tenant under all Three Leases or with respect to the Building in the event this Lease is amended so as not to apply to all of the Premises.

     By placing their initials below, both parties acknowledge their understanding and their agreement with the provisions of this Paragraph 48.

          Initials: __________          Initials:__________
                      Tenant                      Landlord


     IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year last written below.

LANDLORD:                               TENANT:


P/A CHARLESTON ROAD LLC,                ALZA CORPORATION
a California limited liability company  a Delaware corporation



By:  /s/ John Arrillaga                 By: /s/ Gary V. Fulscher
  John Arrillaga, Trustee, UTA dated 7/20/77
  (John Arrillaga Survivor's Trust, formerly
  known as the Arrillaga Family Trust),
     as amended

Date: September 12, 1997                Date: September 12, 1997


By  /s/Richard T. Peery
     Richard T. Peery, Trustee, UTA dated
     7/20/77 (Richard T. Peery Separate
     Property Trust), as amended

Date: September 12, 1997


By                                 ALZA Land Management, Inc.
  a Delaware corporation

  By: /s/Gary V. Fulscher

  Title: President

       Gary V. Fulscher
      Type or Print Name

Date: September 12, 1997